     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12, 1998
                         REGISTRATION STATEMENT NOS. 333-      AND 333-      -01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

          INDIANA              NATIONAL CITY BANCSHARES, INC.      35-1632155
          DELAWARE                  NCBE CAPITAL TRUST I           35-2039766
(State or other jurisdiction   (Exact name of each registrant    (IRS Employer
             of                 as specified in its charter)     Identification
      organization or                                               Number)
       incorporation)

                                227 MAIN STREET
                                  P.O. BOX 868
                         EVANSVILLE, INDIANA 47705-0868
                                 (812) 464-9677
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)
                         ------------------------------

                               MICHAEL F. ELLIOTT
                         NATIONAL CITY BANCSHARES, INC.
                                227 MAIN STREET
                                  P.O. BOX 868
                         EVANSVILLE, INDIANA 47705-0868
                                 (812) 464-9677
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:

           DAVID C. WORRELL                       C. CRAIG BRADLEY, JR.
           Baker & Daniels                          Stites & Harbison
      300 North Meridian Street                   400 West Market Street
              Suite 2700                                Suite 1800
     Indianapolis, Indiana 46204                Louisville, Kentucky 40202
            (317) 237-0300                            (502) 587-3400

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED         PROPOSED
                                                                        MAXIMUM          MAXIMUM         AMOUNT OF
                                                    AMOUNT TO BE    OFFERING PRICE      AGGREGATE      REGISTRATION
      TITLE OF SECURITIES TO BE REGISTERED           REGISTERED        PER UNIT      OFFERING PRICE         FEE
NCBE Capital Trust I Preferred Securities(1).....     1,380,000         $25.00         $34,500,000        $10,178
National City Bancshares, Inc. Subordinated
 Debentures(2)(3)................................        (2)              --               --               --
National City Bancshares, Inc. Guarantee(2)(3)...        (2)              --               --               --

(1) Includes 180,000 Preferred Securities which may be issued by NCBE Capital Trust I to cover underwriters' over-allotments.

(2) The Subordinated Debentures will be purchased by NCBE Capital Trust I with the proceeds of the sale of the Preferred Securities. No separate consideration will be received for the issuance of the Subordinated Debentures or Guarantee. In accordance with Rule 457 no separate fee is payable for the Subordinated Debentures or the Guarantee.

(3) This Registration Statement is deemed to cover the Subordinated Debentures and the Guarantee.
                         ------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED MARCH 12, 1998

                                                                          [LOGO]

PROSPECTUS

                         1,200,000 PREFERRED SECURITIES
                              NCBE CAPITAL TRUST I
                    % CUMULATIVE TRUST PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                         NATIONAL CITY BANCSHARES, INC.
                            ------------------------

    The   % Cumulative Trust Preferred Securities (the "Preferred Securities")
offered hereby represent preferred undivided beneficial interests in the assets of NCBE Capital Trust I, a statutory business trust created under the laws of the State of Delaware ("NCBE Trust"). National City Bancshares, Inc., an Indiana corporation (the "Company"), will own all of the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of NCBE Trust. The Preferred Securities have been approved for listing on the Nasdaq National Market, subject to notice of issuance, under the symbol "NCBEP."

                                                        (CONTINUED ON NEXT PAGE)
                         ------------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES.
                             ---------------------

  THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES
           COMMISSION, PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

  THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NON-BANKING AFFILIATE OF THE
        COMPANY (EXCEPT TO THE EXTENT THAT THE PREFERRED SECURITIES ARE GUARANTEED BY THE COMPANY AS DESCRIBED HEREIN), ARE NOT INSURED BY THE
       FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL
        AGENCY AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF
                                   PRINCIPAL.

                                                                             UNDERWRITING
                                                        PRICE TO               DISCOUNTS             PROCEEDS TO
                                                       THE PUBLIC        AND COMMISSIONS(1)(2)    NCBE TRUST(2)(3)
Per Preferred Security..........................         $25.00                   (2)                  $25.00
Total(4)........................................       $30,000,000                (2)                $30,000,000

(1) The Company and NCBE Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Because the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Company has agreed to pay the Underwriters, as compensation (the "Underwriters' Compensation") for
    arranging the investment therein of such proceeds, $      per Preferred
    Security (or, in the aggregate, $      ). See "Underwriting."

(3) Expenses of the offering to be paid by the Company are estimated to be approximately $275,000.

(4) NCBE Trust has granted the Underwriters an option for 30 days to purchase up to an additional 180,000 Preferred Securities on the same terms set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public and Proceeds to NCBE Trust will be
    $34,500,000 and the aggregate Underwriters' Compensation will be $      .
    See "Underwriting."
                            ------------------------

    The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Preferred Securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about
              , 1998, against payment therefor in immediately available funds.

          J.J.B. HILLIARD, W.L. LYONS, INC.  NATCITY INVESTMENTS, INC.

                                            , 1998

(CONTINUED FROM PREVIOUS PAGE)

    Wilmington Trust Company is the Property Trustee (as defined herein) of NCBE Trust. NCBE Trust exists for the purpose of issuing the Trust Securities and
investing the proceeds thereof in an equivalent amount of   % Subordinated
Debentures (the "Subordinated Debentures") of the Company. The Subordinated Debentures will mature on March 31, 2028 (the "Scheduled Maturity Date"), which date may be (i) extended at the option of the Company to a date not later than March 31, 2037, subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") if then required under applicable capital guidelines or policies of the Federal Reserve ("Federal Reserve Approval"), or (ii) shortened (a) by redemption at the option of the Company on or after March 31, 2003, subject to Federal Reserve Approval, or (b) by declaration of acceleration, notice of redemption (including redemption following a Tax Event, Investment Company Event, or Capital Event, as described below), or otherwise. The term "Maturity Date" shall mean the date the principal becomes due and payable pursuant to the prior sentence, and includes the Redemption Date. The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities-- Subordination of Common Securities."

    Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions ("Distributions") accumulating from
              , 1998, the date of original issuance, and payable quarterly in arrears on the last day of March, June, September and December of each year (each, a "Distribution Date"), commencing on June 30, 1998, at the annual rate
of   % of the liquidation amount of $25 per Preferred Security (the "Liquidation
Amount"). The amount of Distributions payable for any period will include the amount of additional interest accrued on interest in arrears and paid on a like amount of Subordinated Debentures. The Company has the right, under certain circumstances, to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not to exceed 20 consecutive calendar quarters (including the first calendar quarter during the extension period) with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Maturity Date of the Subordinated Debentures or end on a date other than an Interest Payment Date (as defined herein). Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or pay interest, principal or premium on or repay, repurchase or redeem any debt securities that rank PARI PASSU with or junior to the Subordinated Debentures. WHILE THE COMPANY INTENDS TO TAKE THE POSITION THAT THE SUBORDINATED DEBENTURES WILL NOT BE DEEMED TO BE ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID"), DURING AN EXTENSION PERIOD, INTEREST ON THE SUBORDINATED DEBENTURES WILL CONTINUE TO ACCRUE (AND THE AMOUNT OF DISTRIBUTIONS TO WHICH THE HOLDERS OF THE PREFERRED SECURITIES ARE ENTITLED WILL ACCUMULATE)
AT THE RATE OF   % PER ANNUM, COMPOUNDED QUARTERLY, AND THE HOLDERS OF THE
PREFERRED SECURITIES WILL BE REQUIRED TO INCLUDE INTEREST INCOME AS OID IN THEIR GROSS INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIPT OF THE CASH DISTRIBUTIONS WITH RESPECT TO SUCH DEFERRED INTEREST PAYMENTS. A HOLDER OF PREFERRED SECURITIES THAT DISPOSES OF ITS PREFERRED SECURITIES BETWEEN RECORD DATES FOR PAYMENTS OF DISTRIBUTIONS (AND CONSEQUENTLY DOES NOT RECEIVE A DISTRIBUTION FROM NCBE TRUST FOR THE PERIOD PRIOR TO SUCH DISPOSITION) WILL NEVERTHELESS BE REQUIRED TO INCLUDE ACCRUED BUT UNPAID INTEREST OR OID, IF ANY, ON THE SUBORDINATED DEBENTURES THROUGH THE DATE OF DISPOSITION IN INCOME AS ORDINARY INCOME AND TO ADD THE AMOUNT OF ANY ACCRUED OID TO ITS ADJUSTED TAX BASIS IN ITS PRO RATA SHARE OF THE UNDERLYING SUBORDINATED DEBENTURES DEEMED DISPOSED OF. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period," "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount" and "--Disposition of the Preferred Securities."

                                                        (CONTINUED ON NEXT PAGE)

(CONTINUED FROM PREVIOUS PAGE)

    The Company and NCBE Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein) provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of NCBE Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payments of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by NCBE Trust, as described herein. See "Description of the Guarantee." If the Company does not make interest payments on the Subordinated Debentures held by NCBE Trust, NCBE Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payments of Distributions when NCBE Trust does not have sufficient funds to pay such Distributions. The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt and Additional Senior Obligations (each as defined herein). See "Description of the Subordinated Debentures--Subordination." As of December 31, 1997, the Company had total Senior Debt and Additional Senior Obligations of $25.9 million, all of which will rank senior to the Guarantee.

    The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at their Maturity Date. Subject to Federal Reserve Approval, the Subordinated Debentures are redeemable at the option of the Company (i) on or after March 31, 2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence and during the continuance of a Tax Event, an Investment Company Event or a Capital Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Preferred Securities--Redemption."

    The Company will have the right at any time to dissolve NCBE Trust and, after satisfying all liabilities to creditors of NCBE Trust as required by applicable law, cause the Subordinated Debentures to be distributed to holders of Preferred Securities in liquidation of NCBE Trust, subject to Federal Reserve Approval. See "Description of the Preferred Securities--Redemption."

    In the event of the dissolution of NCBE Trust, after satisfaction of liabilities to creditors of NCBE Trust as required by applicable law, the holders of Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security, plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of a like amount of Subordinated Debentures, subject to certain exceptions. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution."
                            ------------------------

    NATIONAL CITY BANCSHARES, INC. AND NCBE CAPITAL TRUST I ARE NOT AFFILIATES OF NATIONAL CITY CORPORATION AND ITS SUBSIDIARIES, INCLUDING NATCITY INVESTMENTS, INC., ONE OF THE UNDERWRITERS IN THIS OFFERING.
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT, STABILIZING TRANSACTIONS, THE PURCHASE OF PREFERRED SECURITIES TO COVER SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF SUCH ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 [MAP]

    The Company will provide quarterly reports containing unaudited financial statements to the holders of Preferred Securities if such reports are furnished to the holders of the Company's common stock, and annual reports containing financial statements audited by the Company's independent auditors. The Company will also furnish annual reports on Form 10-K and quarterly reports on Form 10-Q free of charge to holders of Preferred Securities who so request in writing addressed to National City Bancshares, Inc., 227 Main Street, P.O. Box 868, Evansville, Indiana 47705-0868; Attention: Secretary.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

GENERAL

    National City Bancshares, Inc. is a multi-bank and thrift holding company headquartered in Evansville, Indiana. As of March 6, 1998, the Company owned 13 financial institutions which conduct their business from a total of 44 banking offices, serving 33 communities in Indiana, Kentucky and Illinois. The Company also has wholly-owned subsidiaries which conduct leasing and financial services businesses. As of December 31, 1997, the Company had total consolidated assets of $1.3 billion and total consolidated deposits of $964.0 million, making it the sixth largest independent bank holding company headquartered in the State of Indiana (ranked by asset size) as of such date.

    Through its subsidiaries, the Company provides a comprehensive range of consumer and commercial banking services to individuals and businesses located throughout the tri-state area of Indiana, Kentucky and Illinois surrounding Evansville, Indiana. Services offered include taking demand and time deposits, lending on a secured and unsecured basis, providing cash management services, issuing letters of credit, providing personal and corporate trust services and originating leases to businesses.

    The principal executive office of the Company is 227 Main Street, P.O. Box 868, Evansville, Indiana 47705-0868, and its telephone number is (812) 464-9677.

OPERATING PHILOSOPHY

    Other than its banking operations within the Evansville metropolitan area, the Company operates in predominately rural and suburban markets and embraces a community banking philosophy that emphasizes personal service and convenience, community involvement, local decision-making, quick responses to loan requests and customized services. The Company's subsidiaries endeavor to provide their branch managers, lending officers, tellers and deposit service personnel with the authority to act promptly in service of its customers within the scope of Company policies. This highly responsive attitude is enhanced by an efficient corporate support staff and an investment in technology. Management believes the benefits of this operating philosophy contribute to the Company's success while providing improved operating efficiencies, effective internal controls and sound credit underwriting standards.

    Management believes that commercial customers of the Company's subsidiaries generally prefer to bank with locally managed institutions which can provide a full-service banking relationship meeting the customer's commercial banking needs as well as the personal needs of its management and employees. The Company provides its subsidiaries with the advantages of affiliation with a multi-bank holding company, including services such as data processing services, credit policy formulation, accounting services, investment portfolio management and specialized staff support while generally granting substantial autonomy to management of the subsidiaries. Management believes this autonomy allows the Company's subsidiaries to better serve customers in their respective communities, thereby enhancing business opportunities and operations. The Company also maintains local bank charters and boards of directors.

LONG-TERM GOALS AND BUSINESS STRATEGIES

    The Company's long-term goals are to grow its banking activities through acquisitions of financial institutions and branches of financial institutions to enhance its market positions within its primary market area by employing the following business strategies:

    - PURSUE EXPANSION OPPORTUNITIES. The Company is actively engaged in seeking acquisitions of financial institutions whose management can continue to operate autonomously, yet benefit from the expertise and resources of the Company in such areas as audit, loan review, compliance, personnel, asset/ liability modeling, investment management and data processing. The Company believes that its record of allowing its subsidiaries to operate autonomously is a significant competitive advantage in successfully completing acquisitions. The Company generally seeks acquisitions within or near its primary market area, which it considers to be the portions of Indiana, Kentucky and Illinois that are within 250 miles of Evansville, Indiana. Since January 1, 1995, the Company has acquired ten financial institutions or branches of financial institutions.

    - INTERNAL GROWTH. Management believes vigorous internal growth is a key component of corporate earnings performance. Management's focus is to remain loan-driven to increase leverage, although other opportunities will be considered. Affiliates in place for more than two years and operating at acceptable levels are expected to report annual internal earnings growth of at least 4%.

    - CONTROL COSTS. The Company seeks to control costs of its subsidiaries while expanding the range of services offered to customers. Management plans to continue to consolidate back-office operations of its subsidiaries, which are transparent to the customer, to control costs through economies of scale, to outsource functions to improve efficiency, and to move toward more incentive-based compensation. Products that have already been developed by the Company for its subsidiaries will be available to all new acquisitions, including MasterCard, PhoneBank, Express Bill Payer, ATM/Check Card, Paycheck Express Employee Benefits Program and Direct Access Cash Management business software.

    - MANAGE CREDIT QUALITY. The Company and its subsidiaries have adopted credit management policies under which loan officers maintain responsibility for the quality of the credits they originate and manage. The credit management process is supported by a collective and collaborative review and approval process and is balanced by a review, evaluation and grading process undertaken by the Company's loan review function. Senior management is actively involved in monitoring the credit quality of the loan portfolio. In addition, management's incentive compensation is affected by the Company's overall credit experience.

RECENT DEVELOPMENTS

    Since December 31, 1997, the Company has completed two acquisitions (the "Recent Acquisitions") and has agreed to make three additional acquisitions (the "Pending Acquisitions"). The following table sets forth certain information concerning these transactions:

                                                     AS OF
                                               DECEMBER 31, 1997
                                            ------------------------    NET INCOME
                                              ASSETS      DEPOSITS      TO AVERAGE
NAME                                        (MILLIONS)   (MILLIONS)    ASSETS (1997)       STATUS (DATE CLOSED)
------------------------------------------  -----------  -----------  ---------------  ----------------------------
                                                  (UNAUDITED)
Mayfield Branch...........................         N/A    $    65.7            N/A       Closed (January 8, 1998)
Bank of Illinois in Mt. Vernon............   $   163.5        127.7           1.20%       Closed (March 6, 1998)
Illinois One Bank, N.A....................        88.1         76.4           1.35               Pending
Trigg County Farmers Bank.................        96.4         72.3           1.47               Pending
Community First Bank of Kentucky..........        55.4         48.6           2.69               Pending
Community First Bank, N.A.................        74.3         65.4           2.34               Pending

    The Pending Acquisitions are subject to various conditions, including shareholder and regulatory approval. No assurance can be given that the Pending Acquisitions will be consummated. See "The Company--Recent Acquisitions" and "--Pending Acquisitions."

STOCK OWNERSHIP OF MANAGEMENT

    As of February 28, 1998, the directors and officers of the Company and its subsidiaries owned approximately 20% of the Company's common stock. If all of the Pending Acquisitions are completed, the directors and officers of the Company and its subsidiaries are expected to own approximately 30% of the Company's common stock then outstanding.

                                   NCBE TRUST

    NCBE Capital Trust I is a statutory business trust created under Delaware law pursuant to (i) a trust agreement dated as of February 12, 1998, executed by the Company, as depositor, and the trustees of NCBE Trust (together with the Property Trustee, the "Trustees"), and (ii) a certificate of trust filed with the Secretary of State of the State of Delaware on February 12, 1998. The initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities which will represent an aggregate liquidation amount equal to at least 3% of the total capital of NCBE Trust. The Common Securities will rank PARI PASSU, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as a holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities--Subordination of the Common Securities." NCBE Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of NCBE Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. Payments under the Subordinated Debentures are expected to be the only revenue of NCBE Trust. NCBE Trust has a term which expires March 31, 2037, but may dissolve earlier as provided in the Trust Agreement. The principal executive office of NCBE Trust is 227 Main Street, P.O. Box 868, Evansville, Indiana 47705-0868, and its telephone number is (812) 464-9677.

    The number of Trustees will, pursuant to the Trust Agreement, initially be four. Three of the Trustees (the "Administrative Trustees") will be persons who are employees or officers of, or who are affiliated with, the Company. The fourth trustee will be a financial institution that is unaffiliated with the Company, which trustee will serve as institutional trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). Wilmington Trust Company, a Delaware banking corporation, will be the Property Trustee until removed or replaced by the holder of the Common Securities and the Delaware Trustee. For purposes of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will also act as trustee (the "Guarantee Trustee") under the Guarantee and as Debenture Trustee (as defined herein) under the Indenture.

    Initially, the Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and in such capacity will have the power to exercise all rights, powers and privileges of such a holder under the Indenture. The Property Trustee and its agents and any Paying Agent will also maintain exclusive control of a segregated non-interest-bearing bank account (the "Payment Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee or Paying Agent will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Payment Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees. The Company will pay all fees and expenses related to NCBE Trust and the offering of the Trust Securities.

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                                  THE OFFERING

Securities Offered................  1,200,000 Preferred Securities having a Liquidation
                                    Amount of $25 per Preferred Security. The Preferred
                                    Securities represent preferred undivided beneficial
                                    interests in the assets of NCBE Trust. NCBE Trust has
                                    granted the Underwriters an option, exercisable within
                                    30 days after the date of this Prospectus, to purchase
                                    up to an additional 180,000 Preferred Securities at the
                                    initial offering price, solely to cover over-allotments,
                                    if any.

Distributions.....................  The Distributions payable on each Preferred Security
                                    will be fixed at a rate per annum of    % of the
                                    Liquidation Amount of $25 per Preferred Security, will
                                    be cumulative, will accumulate from     , 1998, the date
                                    of original issuance of the Preferred Securities, and
                                    will be payable quarterly in arrears, on March 31, June
                                    30, September 30 and December 31 of each year,
                                    commencing June 30, 1998. The amount of Distributions
                                    payable for any period will include the amount of
                                    additional interest accrued on interest in arrears and
                                    paid on a like amount of Subordinated Debentures. See
                                    "Description of the Preferred
                                    Securities--Distributions--Payment of Distributions."

Option to Extend Interest
  Payment Period..................  The Company has the right, at any time, so long as no
                                    Debenture Event of Default has occurred and is
                                    continuing, to defer payments of interest on the
                                    Subordinated Debentures for a period not exceeding 20
                                    consecutive quarters (including the first calendar
                                    quarter during the Extension Period); provided, that no
                                    Extension Period may extend beyond the Maturity Date of
                                    the Subordinated Debentures or end on a date other than
                                    an Interest Payment Date. As a consequence of the
                                    extension by the Company of the interest payment period,
                                    quarterly Distributions on the Preferred Securities will
                                    be deferred (though such Distributions would continue to
                                    accumulate with interest thereon compounded quarterly,
                                    since interest will continue to accrue and compound on
                                    the Subordinated Debentures) during any such Extension
                                    Period. During an Extension Period, the Company will be
                                    prohibited, subject to certain exceptions described
                                    herein, from declaring or paying any cash distributions
                                    with respect to its capital stock or debt securities
                                    that rank PARI PASSU with or junior to the Subordinated
                                    Debentures. Upon the termination of any Extension Period
                                    and

                                    the payment of all amounts then due, the Company may
                                    commence a new Extension Period, subject to the
                                    foregoing requirements. See "Description of the
                                    Preferred Securities-- Distributions--Extension Period"
                                    and "Description of the Subordinated Debentures--Option
                                    to Extend Interest Payment Period." SHOULD AN EXTENSION
                                    PERIOD OCCUR, THE HOLDERS OF PREFERRED SECURITIES WILL
                                    BE REQUIRED TO ACCRUE INTEREST INCOME IN THEIR GROSS
                                    INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES IN
                                    ADVANCE OF RECEIPT OF THE CASH DISTRIBUTIONS WITH
                                    RESPECT TO SUCH DEFERRED INTEREST PAYMENTS. See "Certain
                                    Federal Income Tax Consequences--Potential Extension of
                                    Interest Payment Period and Original Issue Discount."

Redemption........................  The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment or
                                    redemption of the Subordinated Debentures at the
                                    Maturity Date. Subject to Federal Reserve Approval, the
                                    Subordinated Debentures are redeemable prior to the
                                    Scheduled Maturity Date at the option of the Company (i)
                                    on or after March 31, 2003, in whole at any time or in
                                    part from time to time, or (ii) at any time, in whole
                                    (but not in part), within 180 days following the
                                    occurrence of a Tax Event, an Investment Company Event
                                    or a Capital Event (such 180 days being subject to
                                    extension following a Tax Event) in each case at the
                                    redemption price equal to 100% of the principal amount
                                    of the Subordinated Debentures, together with any
                                    accrued but unpaid interest to the date fixed for
                                    redemption. Any partial redemption of the Subordinated
                                    Debentures will be effected by the redemption of an
                                    equivalent amount of Trust Securities, to be allocated
                                    pro rata between the Preferred Securities and the Common
                                    Securities unless, under certain circumstances, an Event
                                    of Default resulting from a Debenture Event of Default
                                    shall have occurred and be continuing as of the
                                    applicable Redemption Date or Distribution Date. See
                                    "Description of the Preferred Securities--Redemption."
                                    If a partial redemption of the Subordinated Debentures
                                    would result in the de-listing of the Preferred
                                    Securities, the Company may only redeem the Subordinated
                                    Debentures in whole. See "Description of the
                                    Subordinated Debentures--Redemption."

Guarantee.........................  The Company has guaranteed the payment of Distributions and payments on liquidation or redemption of the
                                    Preferred Securities, but only in each case to the
                                    extent that NCBE Trust has funds legally and immediately
                                    available to pay such Distributions. If the Company does
                                    not make principal or interest payments on the
                                    Subordinated Debentures, NCBE Trust will not have
                                    sufficient funds to make Distributions on the Preferred
                                    Securities; in which event, the Guarantee will not apply
                                    to such Distributions until NCBE Trust has sufficient
                                    funds available therefor. The Company and NCBE Trust
                                    believe that, taken together, the obligations of the
                                    Company under the Guarantee, the Trust Agreement, the
                                    Subordinated Debentures, the Indenture and the Expense
                                    Agreement provide, in the

                                    aggregate, a full, irrevocable and unconditional
                                    guarantee, on a subordinated basis, of all of the
                                    obligations of NCBE Trust under the Preferred
                                    Securities. The obligations of the Company under the
                                    Guarantee and the Preferred Securities are subordinate
                                    and junior in right of payment to all Senior Debt and
                                    Additional Senior Obligations of the Company. See
                                    "Description of the Guarantee."

Voting Rights.....................  The holders of the Preferred Securities will have no voting rights except in limited circumstances. See
                                    "Description of the Preferred Securities--Voting Rights;
                                    Amendment of Trust Agreement."

Subordinated Debentures...........  NCBE Trust will invest the proceeds from the issuance of the Trust Securities in an equivalent principal amount
                                    of Subordinated Debentures. The Subordinated Debentures
                                    will be subordinate and junior in right of payment to
                                    all indebtedness for borrowed money and other
                                    obligations of the Company included in the definitions
                                    of Senior Debt and Additional Senior Obligations. See
                                    "Description of the Subordinated
                                    Debentures--Subordination."

Distribution of Subordinated
  Debentures......................  The Company has the right at any time to dissolve NCBE
                                    Trust and, after satisfaction of NCBE Trust's
                                    liabilities, cause the Subordinated Debentures to be
                                    distributed to the holders of the Preferred Securities
                                    in liquidation of NCBE Trust, subject to Federal Reserve
                                    Approval. See "Description of the Preferred
                                    Securities--Redemption" and "--Liquidation Distribution
                                    upon Dissolution."

Use of Proceeds...................  The net proceeds to be received by the Company from the sale of the Subordinated Debentures to NCBE Trust will
                                    be used to repay indebtedness incurred in recent
                                    acquisitions and for general corporate purposes. Pending
                                    any such use, the net proceeds will be invested in
                                    short- to medium-term investment grade financial
                                    instruments. See "Use of Proceeds."

Nasdaq National Market
  Symbol..........................  The Preferred Securities have been approved for listing on the Nasdaq National Market, subject to notice of
                                    issuance, under the symbol "NCBEP."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The consolidated financial data below summarizes historical consolidated financial information of the Company for the periods indicated and should be read in conjunction with the other information included elsewhere in this Prospectus and the consolidated financial statements of the Company and the notes thereto which are incorporated by reference in this Prospectus. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Incorporation of Certain Documents by Reference."

                                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------------
                                                      1997        1996        1995        1994        1993
                                                   ----------  ----------  ----------  ----------  ----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY RESULTS OF OPERATIONS:
Net interest income..............................  $   51,995  $   48,606  $   44,433  $   39,933  $   38,010
Provision for loan losses........................       1,891       2,704         399          78         736
Noninterest income...............................      10,088       8,606       7,117       5,209       6,707
Noninterest expense..............................      34,390      29,966      28,968      28,644      28,343
                                                   ----------  ----------  ----------  ----------  ----------
Income before income taxes.......................      25,802      24,542      22,183      16,420      15,638
Income taxes.....................................       7,451       8,046       7,784       5,668       4,861
                                                   ----------  ----------  ----------  ----------  ----------
    Net income...................................  $   18,351  $   16,496  $   14,399  $   10,752  $   10,777
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
PER COMMON SHARE:(1)
Net income per share:
  Basic..........................................  $     1.72  $     1.52  $     1.30  $     0.97  $     0.97
  Diluted........................................        1.69        1.52        1.30        0.97        0.97
Cash dividends declared..........................        0.64        0.55        0.40        0.40        0.38
Book value, end of year..........................       13.69       12.12       11.71       10.47       10.23
Weighted average common shares outstanding:
  Basic..........................................  10,679,448  10,843,295  11,095,116  11,040,906  11,146,280
  Diluted........................................  10,832,943  10,843,295  11,095,116  11,040,906  11,146,280

AT YEAR END:
Loans............................................  $  916,356  $  800,622  $  736,997  $  645,235  $  579,556
Total assets.....................................   1,298,260   1,172,057   1,081,921   1,004,160     993,468
Deposits.........................................     964,046     913,350     864,136     849,306     848,808
Shareholders' equity.............................     146,803     129,694     130,606     114,750     113,975

PROFITABILITY RATIOS:
Net income to average assets.....................        1.47%       1.48%       1.40%       1.09%       1.09%
Net income to average equity.....................       13.42       12.89       11.74        9.39        9.76
Net interest margin..............................        4.87        4.90        4.77        4.49        4.29

CAPITAL RATIOS:
Average equity to average assets.................       10.98%      11.48%      11.93%      11.59%      11.17%
Leverage ratio(2)................................        9.74       10.52       12.41       11.77       11.34
Risk-based capital ratios:
  Tier 1 capital.................................       13.39       14.96       17.16       17.07       18.19
  Total capital..................................       14.25       15.84       17.99       17.92       19.09
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS:(3)
  Excluding deposit interest.....................        9.24x      12.75x      26.70x      36.58x      46.76x
  Including deposit interest.....................        1.59        1.65        1.64        1.60        1.54

------------------------------

(1) The data have been adjusted for all stock dividends and stock splits.

(2) The leverage ratio is Tier 1 capital divided by adjusted total assets after deducting intangible assets.

(3) Earnings consist of income before income tax plus interest expense. Fixed charges consist of interest expense. The Company does not currently have any preferred stock outstanding.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS AND NCBE TRUST BEFORE PURCHASING THE PREFERRED SECURITIES OFFERED HEREBY. CERTAIN STATEMENTS IN THIS PROSPECTUS OR IN CERTAIN DOCUMENTS INCORPORATED BY REFERENCE HEREIN, INCLUDING WITHOUT LIMITATION STATEMENTS UNDER THIS SECTION AND UNDER THE HEADINGS "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND "THE COMPANY," CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

    SUCH FACTORS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING: THE FACTORS SET FORTH IN THIS SECTION; GENERAL AND LOCAL ECONOMIC CONDITIONS; RISKS ASSOCIATED WITH ACQUISITIONS; LEGISLATIVE AND REGULATORY INITIATIVES; MONETARY AND FISCAL POLICIES OF THE FEDERAL GOVERNMENT; DEPOSIT FLOWS; THE COST OF FUNDS; GENERAL MARKET RATES OF INTEREST; INTEREST RATES ON COMPETING INVESTMENTS; DEMAND FOR LOAN PRODUCTS; DEMAND FOR FINANCIAL SERVICES; CHANGES IN ACCOUNTING POLICIES OR GUIDELINES; AND CHANGES IN THE QUALITY OR COMPOSITION OF THE COMPANY'S LOAN AND INVESTMENT PORTFOLIOS. THE COMPANY DOES NOT UNDERTAKE AND SPECIFICALLY DISCLAIMS ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

               RISK FACTORS RELATING TO THE PREFERRED SECURITIES

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE SUBORDINATED
  DEBENTURES

    The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of the Preferred Securities and under the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to the prior payment in full of all Senior Debt and Additional Senior Obligations of the Company. As of December 31, 1997, the aggregate outstanding Senior Debt and Additional Senior Obligations of the Company were approximately $25.9 million. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any of its subsidiaries upon any such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the subsidiaries, and holders of Subordinated Debentures and Preferred Securities should look only to the assets of the Company for payments on the Subordinated Debentures. None of the Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt and Additional Senior Obligations, that may be incurred by the Company. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Subordinated Debentures--Subordination."

    The ability of NCBE Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company's making payments on the Subordinated Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES; MARKET PRICE
  CONSEQUENCES

    So long as no Debenture Event of Default (as defined below) has occurred and is continuing, the Company has the right under the Indenture at any time during the term of the Subordinated Debentures to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive calendar quarters (including the first calendar quarter during the Extension Period) with respect to each such period, provided that no Extension Period may extend beyond the Maturity Date (including any extension thereof) of the Subordinated Debentures or end on a date other than an Interest Payment Date. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by NCBE Trust will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional interest thereon, including Additional Sums, at the Coupon Rate, compounded quarterly from the relevant payment date for such Distributions to the date of payment) during any such Extension Period. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, or (ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Company, that rank PARI PASSU with, or are junior in interest to, the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company, if such guarantee ranks PARI PASSU with, or is junior in interest to, the Subordinated Debentures (other than (a) dividends or distributions in Company common stock, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock related to the rights under any of the Company's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period (with all previous and further extensions) may exceed 20 consecutive quarters (including the first calendar quarter during the Extension Period) or extend beyond the Maturity Date or end on a date other than an Interest Payment Date. Upon the termination of any Extension Period and the payment of all interest then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of the Preferred Securities--Distributions" and "Description of the Subordinated Debentures--Option to Extend Interest Payment Period."

    Should an Extension Period occur, a holder of Preferred Securities will be required to accrue and recognize income (in the form of original issue discount) in respect of its pro rata share of the interest accruing on the Subordinated Debentures held by NCBE Trust for United States federal income tax purposes. As a result, a holder of Preferred Securities will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from NCBE Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of the related Distributions. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such optional deferrals.

REDEMPTION UPON TAX EVENT, INVESTMENT COMPANY EVENT OR CAPITAL EVENT

    Upon the occurrence and during the continuance of a Tax Event, Investment Company Event or Capital Event (whether occurring before or after March 31,
2003), the Company has the right to redeem the Subordinated Debentures in whole (but not in part) within 180 days following the occurrence of such Tax Event, Investment Company Event or Capital Event (such 180 days being subject to extension following a Tax Event) and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right is subject to Federal Reserve Approval. See "Description of the Subordinated Debentures--Redemption."

EXCHANGE OF PREFERRED SECURITIES FOR SUBORDINATED DEBENTURES

    The Company will have the right at any time to dissolve NCBE Trust and, after satisfying all liabilities to creditors of NCBE Trust as required by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of NCBE Trust. The exercise of such right is subject to Federal Reserve Approval. See "Description of the Preferred Securities--Redemption."

REDEMPTION OF SUBORDINATED DEBENTURES

    The Company will have the right at any time to redeem, in whole or in part, the Subordinated Debentures on or after March 31, 2003, subject to Federal Reserve Approval.

EXTENSION OF MATURITY DATE OF SUBORDINATED DEBENTURES

    The Company will also have the right, at any time before the day which is 90 days before the Scheduled Maturity Date, to extend the maturity of the Subordinated Debentures (whether or not NCBE Trust is dissolved and the Subordinated Debentures are distributed to holders of the Preferred Securities) to a date no later than March 31, 2037, provided that the Company can extend the maturity, only if at the time notice of such election is provided and as of the Scheduled Maturity Date, (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) NCBE Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated.

RIGHTS UNDER THE GUARANTEE

    The Guarantee guarantees, on a subordinated basis, to the holders of the Preferred Securities the following payments, to the extent not paid by or on behalf of NCBE Trust: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that NCBE Trust has funds legally and immediately available therefor, (ii) the redemption price with respect to any Preferred Securities called for redemption, to the extent that NCBE Trust has funds legally and immediately available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of NCBE Trust (unless the Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment to the extent that NCBE Trust has funds legally and immediately available therefor at such time and (b) the amount of assets of NCBE Trust remaining available for distribution to holders of the Preferred Securities. An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against NCBE Trust, the Guarantee Trustee or any other person. If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, NCBE Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of Preferred Securities would not be able to rely upon the Guarantee for such amounts. Instead, in the event a Debenture Event of Default (as hereafter defined) shall have occurred and be continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of the Subordinated Debentures--Debenture Events of Default," "--Enforcement of Certain Rights by Holders of Preferred Securities" and "Description of the Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

LIMITED VOTING RIGHTS

    Holders of Preferred Securities will generally have limited voting rights relating only to the modification of the Preferred Securities and the exercise of NCBE Trust's rights as holder of Subordinated Debentures and the Guarantee. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, and such voting rights are vested exclusively in the holder of the Common Securities except upon the occurrence of certain events described herein. The Trust Agreement may be amended without the consent of holders of Preferred Securities to ensure that NCBE Trust will be classified for United States federal income tax purposes as a grantor trust and not be treated as an "investment company" under the Investment Company Act of 1940, as amended (the "Investment Company Act"), even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Removal of Trustees" and "--Voting Rights; Amendment of Trust Agreement."

POSSIBLE TAX LAW CHANGES

    Certain legislative proposals were made in 1996 and 1997 which were designed to eliminate the ability of issuers of certain instruments to deduct interest paid on those instruments. These proposals were not, however, incorporated into the legislation recently enacted as the Taxpayer Relief Act of 1997. Nevertheless, there can be no assurance that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct interest payable on the Subordinated Debentures, and such legislation could be retroactive in effect. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon Federal Reserve Approval, to cause a redemption of the Preferred Securities before, as well as after, March 31, 2003. See "Description of the Subordinated Debentures--Redemption" and "Description of the Preferred Securities--Redemption-- Tax Event Redemption, Investment Company Event Redemption or Capital Event Redemption." See also "Certain Federal Income Tax Consequences--Possible Changes in Tax Laws."

MARKET PRICES

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a liquidation of NCBE Trust occurs. Accordingly, the Preferred Securities, or the Subordinated Debentures that a holder of Preferred Securities may receive on liquidation of NCBE Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. In addition, there can be no assurance that the Company will not exercise its option to extend the Maturity Date of the Subordinated Debentures as permitted by the terms thereof and of the Indenture. Because holders of Preferred Securities may receive Subordinated Debentures on liquidation of NCBE Trust, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein. See "Description of the Subordinated Debentures."

TRADING CHARACTERISTICS OF THE PREFERRED SECURITIES

    The Preferred Securities have been approved for listing on the Nasdaq National Market, subject to notice of issuance, under the symbol "NCBEP." The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder that disposes of its Preferred Securities prior to the record date for payment of a Distribution (and consequently does not receive the Distribution from NCBE Trust for the period prior to such disposition) will be required to include as ordinary income either original issue discount ("OID"), if applicable, or accrued but unpaid interest on the Subordinated Debentures through the date of disposition. To the extent the amount realized is less than the holder's adjusted tax basis, a holder will generally recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Disposition of the Preferred Securities."

PREFERRED SECURITIES ARE NOT INSURED

    The Preferred Securities are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") or by any other governmental agency.

                      RISK FACTORS RELATING TO THE COMPANY

STATUS OF THE COMPANY AS A BANK HOLDING COMPANY

    The Company is a legal entity separate and distinct from its subsidiaries, although the principal source of the Company's cash revenues is dividends from its subsidiaries. The right of the Company to participate in the assets of any subsidiary upon the latter's liquidation, reorganization or otherwise (and thus the ability of the holders of Preferred Securities to benefit indirectly from any such distribution) will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that the Company may itself be a creditor with a recognized claim.

    The Company's principal source of funds is dividends received from its banking subsidiaries. Regulations limit the amount of dividends that may be paid by such subsidiaries without prior approval. During 1998, approximately $3.3 million in the aggregate plus a portion of 1998 net profits can be paid by the banking subsidiaries to the Company without prior regulatory approval.

    The banking subsidiaries are also subject to legal restrictions which limit the transfer of funds by any of the banking subsidiaries to the Company and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by any banking subsidiary to the Company or any of the Company's nonbanking subsidiaries are limited in amount to 10% of such Bank's capital and surplus and, with respect to the Company and all such nonbanking subsidiaries, to an aggregate of 20% of such banking subsidiary capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

RISKS ASSOCIATED WITH ACQUISITIONS

    The Company has experienced significant growth as a result of acquisitions. Since January 1, 1995, the Company has acquired ten financial institutions or branches of financial institutions. As the banking industry continues to consolidate, the Company expects to pursue other acquisitions in the future. The Company's Pending Acquisitions are subject to various conditions, including shareholder and regulatory approval. No assurance can be given that the Pending Acquisitions will be consummated. The future profitability of the Company will depend, in part, upon management's ability to improve the profitability of acquired institutions and to realize expected operational synergies. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations of the acquired company, a diversion of management's attention from other business concerns, risks of entering new geographic markets, the potential loss of key employees of the acquired company and the assumption of undisclosed liabilities. Future acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and intangible assets, any of which could have a material adverse effect on the Company. In addition, as consolidation of the banking industry continues, the competition for suitable acquisition candidates can be expected to increase. The Company competes with other banking companies for acquisition opportunities and many of these competitors have greater financial resources and acquisition experience than the Company. See "The Company--Recent Developments."

IMPACT OF INTEREST RATE CHANGES

    The Company's results of operations are derived from the operations of its subsidiaries and are principally dependent on net interest income, calculated as the difference between interest earned on loans and investments and the interest expense paid on deposits and other borrowings. Like other banks and financial institutions, the Company's interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve. While management has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CREDIT RISK AND LOAN CONCENTRATION

    The Company is exposed to the risk that customers to whom its subsidiaries have made loans will be unable to repay those loans according to their terms and that collateral securing such loans (if any) may not be sufficient in value to assure repayment. Credit losses could have a material adverse effect on the Company's operating results.

    A primary risk facing the Company, and financial institutions in general, is credit risk, that is, the risk of losing principal and interest due to a borrower's failure to perform according to the terms of such borrower's loan agreement. As of December 31, 1997, the Company's total loan portfolio was approximately $916.4 million or 70.6% of its total assets. The three largest components of the loan portfolio are real estate loans, $501.9 million or 54.7% of total loans, commercial and industrial loans, $201.4 million or 30.0% of total loans, and consumer loans, $149.5 million or 16.3% of total loans. The Company's credit risk with respect to its consumer installment loan portfolio and commercial loan portfolio relates principally to the general creditworthiness of individuals and businesses within its market area. The Company's credit risk with respect to its real estate mortgage and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of the loans.

REGULATORY RISKS

    The banking industry is heavily regulated. These regulations are primarily intended to protect depositors and the FDIC, not shareholders or other creditors. Regulations affecting the financial institutions industry are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws affecting the Company and its subsidiaries may be modified at any time, and new legislation affecting financial institutions may be proposed and enacted. There is no assurance that such modifications or new laws will not materially and adversely affect the business, condition or operations of the Company and its subsidiaries.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

    The success of the Company and its subsidiaries is dependent to a certain extent upon the general economic conditions of the geographic markets they serve. Unlike larger banks which are more geographically diversified, the Company's subsidiaries provide financial and banking services to customers in the tri-state area of Indiana, Kentucky and Illinois surrounding Evansville, Indiana. No assurance can be given concerning the economic conditions which will exist in such markets.

COMPETITION

    The Company's subsidiaries face substantial competition for deposit, credit and trust relationships, as well as other sources of funding in the communities they serve. Competing providers include other national and state banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and nonfinancial companies which may offer products functionally equivalent to those offered by the Company's subsidiaries. Competing providers may have greater financial resources than the Company and offer services within and outside the market areas served by the Company's subsidiaries.

                                USE OF PROCEEDS

    NCBE Trust will use the proceeds of the sale of the Preferred Securities to acquire the Subordinated Debentures from the Company. The Company will receive approximately $28.7 million ($33.0 million if the Underwriters' over-allotment option is exercised in full) as the net proceeds from the sale of the Subordinated Debentures to NCBE Trust. The Company intends to use substantially all of the net proceeds to repay loans incurred to finance recent acquisitions (the "Acquisition Loans") and the remaining portion, if any, for general corporate purposes. The Acquisition Loans currently have outstanding principal balances of $19.0 million and $10.0 million and mature in June 1998 and October 1998, respectively. The Acquisition Loans bear interest at a variable rate equal to 75 basis points over the lender's cost of funds. Pending any such use, the net proceeds may be invested in short- to medium-term investment grade financial instruments.

    Substantially all of the aggregate Liquidation Amount of the Preferred Securities offered hereby are expected to qualify as Tier 1 capital or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve. Under such guidelines, capital received from the proceeds of the sale of the Preferred Securities cannot constitute more than 25% of the total Tier 1 capital of the Company (the "25% Capital Limitation"). Consequently, any amount of Preferred Securities in excess of the 25% Capital Limitation will constitute Tier 2 capital, or supplementary capital, of the Company. If the Company consummates any of the Pending Acquisitions, all of the aggregate amount of the Preferred Securities is expected to qualify as Tier 1 capital.

                      MARKET FOR THE PREFERRED SECURITIES

    The Preferred Securities have been approved for listing on the Nasdaq National Market, subject to notice of issuance, under the symbol "NCBEP." Although the Underwriters have informed the Company that they presently intend to make a market in the Preferred Securities, there can be no assurance that an active and liquid trading market will develop or, if developed, that such a market will continue. The offering price and percentage rate for Distributions have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following this offering. See "Underwriting."

                              ACCOUNTING TREATMENT

    For financial reporting purposes, NCBE Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of NCBE Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as long-term debt in the consolidated balance sheet of the Company under the caption "Guaranteed preferred beneficial interests in the Company's Subordinated Debentures," and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to the consolidated financial statements. The Company will record Distributions payable on the Preferred Securities as interest expense in its consolidated statements of income for financial reporting purposes.

    All future reports of the Company filed under the Exchange Act while the Preferred Securities are outstanding will (a) present the Trust Securities issued by NCBE Trust on the balance sheet as a long-term debt item entitled "Guaranteed preferred beneficial interests in the Company's Subordinated Debentures," and (b) include in a footnote to the financial statements disclosure that the Company owns all of the Common Securities of NCBE Trust, the sole assets of NCBE Trust are the Subordinated Debentures (including the outstanding principal amount, interest rate and Maturity Date of such Subordinated Debentures), and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of NCBE Trust under the Preferred Securities.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company, (i) as reported at December 31, 1997 and (ii) as adjusted, to give effect to the issuance of the Preferred Securities hereby offered by NCBE Trust, as if such sale had been consummated on December 31, 1997.

                                                                                              DECEMBER 31, 1997
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
  Guaranteed preferred beneficial interests in the Company's Subordinated
    Debentures(1)........................................................................  $        0   $  30,000
                                                                                           ----------  -----------
    Total long-term debt.................................................................  $        0   $  30,000
                                                                                           ----------  -----------
SHAREHOLDERS' EQUITY:
  Common Stock, $1.00 stated value; 20,000,000 shares authorized; 10,727,247 shares
    issued and outstanding...............................................................  $   10,727   $  10,727
  Capital surplus........................................................................      79,725      79,725
  Retained earnings......................................................................      52,858      52,858
  Unrealized gain on securities available for sale.......................................       3,493       3,493
                                                                                           ----------  -----------
    Total shareholders' equity...........................................................     146,803     146,803
                                                                                           ----------  -----------
      Total capitalization...............................................................  $  146,803   $ 176,803
                                                                                           ----------  -----------
                                                                                           ----------  -----------
CAPITAL RATIOS:
  Shareholders' equity to total assets...................................................       11.31%      13.62%
  Leverage ratio(2)(3)...................................................................        9.74       11.82
  Risk-based capital ratios(3)(4):
    Tier 1 capital to risk-weighted assets...............................................       13.39       16.53
    Total risk-based capital to risk-weighted assets.....................................       14.25       17.39

------------------------

(1) In connection with the issuance of the preferred beneficial interests in the Company's Subordinated Debentures, the Company estimates it will pay Underwriters' Compensation of $1.1 million ($1.2 million if the over-allotment option is exercised in full) and incur additional expenses of $275,000. The Subordinated Debentures will mature on March 31, 2028, which date may be, if certain conditions are met, (a) shortened to a date not earlier than March 31, 2003 (or earlier following a Tax Event, Investment Company Event or Capital Event), or (b) extended to a date not later than March 31, 2037.

(2) The leverage ratio is Tier 1 capital divided by adjusted total assets after deducting intangible assets.

(3) The capital ratios, as adjusted, are computed including the total estimated proceeds from the sale of the Preferred Securities, in a manner consistent with Federal Reserve guidelines.

(4) Federal Reserve guidelines for calculation of Tier 1 capital to risk-weighted assets limit the amount of cumulative preferred stock which can be included in Tier 1 capital to 25% of total Tier 1 capital. Notwithstanding such limitation, substantially all of the Preferred Securities offered hereby will be included as Tier 1 capital for the Company.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth on a consolidated basis certain selected financial data of the Company and is based on the consolidated financial statements of the Company, including the notes thereto, incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference."

                                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------------
                                                      1997        1996        1995        1994        1993
                                                   ----------  ----------  ----------  ----------  ----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY RESULTS OF OPERATIONS:
Net interest income..............................  $   51,995  $   48,606  $   44,433  $   39,933  $   38,010
Provision for loan losses........................       1,891       2,704         399          78         736
Noninterest income...............................      10,088       8,606       7,117       5,209       6,707
Noninterest expense..............................      34,390      29,966      28,968      28,644      28,343
                                                   ----------  ----------  ----------  ----------  ----------
Income before income taxes.......................      25,802      24,542      22,183      16,420      15,638
Income taxes.....................................       7,451       8,046       7,784       5,668       4,861
                                                   ----------  ----------  ----------  ----------  ----------
  Net income.....................................  $   18,351  $   16,496  $   14,399  $   10,752  $   10,777
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
PER COMMON SHARE:(1)
Net income per share:
  Basic..........................................  $     1.72  $     1.52  $     1.30  $     0.97  $     0.97
  Diluted........................................        1.69        1.52        1.30        0.97        0.97
Cash dividends declared..........................        0.64        0.55        0.40        0.40        0.38
  As a percentage of basic earnings per share....       37.78%      36.15%      30.82%      41.07%      39.30%
Book value, end of year..........................  $    13.69  $    12.12  $    11.71  $    10.47  $    10.23
Weighted average common shares outstanding:
  Basic..........................................  10,679,448  10,843,295  11,095,116  11,040,906  11,146,280
  Diluted........................................  10,832,943  10,843,295  11,095,116  11,040,906  11,146,280
AT YEAR END:
Loans............................................  $  916,356  $  800,622  $  736,997  $  645,235  $  579,556
Securities.......................................     279,328     282,894     258,895     268,103     269,098
Total assets.....................................   1,298,260   1,172,057   1,081,921   1,004,160     993,468
Deposits.........................................     964,046     913,350     864,136     849,306     848,808
Shareholders' equity.............................     146,803     129,694     130,606     114,750     113,975
PROFITABILITY RATIOS:
Net income to average assets.....................        1.47%       1.48%       1.40%       1.09%       1.09%
Net income to average equity.....................       13.42       12.89       11.74        9.39        9.76
Net interest margin..............................        4.87        4.90        4.77        4.49        4.29
CAPITAL RATIOS:
Average equity to average assets.................       10.98%      11.48%      11.93%      11.59%      11.17%
Leverage ratio(2)................................        9.74       10.52       12.41       11.77       11.34
Risk-based capital ratios:
  Tier 1 capital.................................       13.39       14.96       17.16       17.07       18.19
  Total capital..................................       14.25       15.84       17.99       17.92       19.09
OTHER RATIOS:
Allowance to net loans, end of year..............        0.87%       0.90%       0.84%       0.89%       0.95%
Allowance to underperforming assets, end of
  year...........................................      175.49      193.93      281.62      252.19      184.08
Net charge-offs to average loans.................        0.19        0.27        0.02        0.02        0.21
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS:(3)
  Excluding deposit interest.....................        9.24x      12.75x      26.70x      36.58x      46.76x
  Including deposit interest.....................        1.59        1.65        1.64        1.60        1.54

------------------------------

(1) The data have been adjusted to reflect all stock dividends and stock splits.

(2) The leverage ratio is Tier 1 capital divided by adjusted total assets after deducting intangible assets.

(3) Earnings consist of income before income tax plus interest expense. Fixed charges consist of interest expense. The Company does not currently have any preferred stock outstanding.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
              (DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)

INTRODUCTION

    The discussion and analysis which follows is presented to assist in the understanding and evaluation of the financial condition and results of operations of National City Bancshares, Inc. and its subsidiaries as presented in the consolidated financial statements and related notes. The text of this review is supplemented with various financial data and statistics. All information has been restated to include bank acquisitions accounted for using the pooling of interests method and to give effect to all stock dividends and the two-for-one stock split issued in 1996.

    The Company continues to grow rapidly by acquiring community banks. The financial results of the acquisitions can best be assessed from the Company's financial statements on a quarterly, as-reported basis. After each acquisition accounted for as a pooling of interests, the Company's financial statements are restated to include the results of the acquiree. From the beginning of 1995 to the end of 1997, the Company acquired assets of $278,209 (measured at the time of each acquisition) in 3 transactions accounted for as poolings of interests.

    Since the beginning of 1995, the Company has also acquired $172,581 (measured at the time of each acquisition) in assets through transactions accounted for as purchases. Financial statements are not restated following a transaction accounted for as a purchase; instead, the Company's financial statements include the results of each acquiree following acquisition. Transactions accounted for as purchases typically result in the Company's recording intangible assets, including goodwill, which the Company amortizes on a straight-line basis. The Company has recorded $19,716 (measured at the time of each acquisition) in intangible assets as the direct result of purchases consummated between the beginning of 1995 and the end of 1997.

    In 1997, First Federal Savings Bank of Leitchfield and First National Bank of Bridgeport became subsidiaries of the Company in transactions accounted for as purchases. As a result of the purchases, the Company's assets increased $97,335 and it recorded intangible assets of $12,142. First Bank of Huntingburg also became a subsidiary of the Company in 1997. This acquisition was accounted for as a pooling of interests; accordingly, financial results for periods prior to the acquisition reported in the following sections and in the financial statements have been restated to include the results of First Bank of Huntingburg, including $108,109 in assets.

    Since the end of 1997, the Company has acquired Bank of Illinois in Mt. Vernon and a subsidiary of the Company has acquired a branch office in Mayfield, Kentucky. Both transactions were accounted for as purchases. Bank of Illinois in Mt. Vernon had assets at December 31, 1997 of $163,450. The branch purchase increased the Company's deposits by $65,639. The Company will record approximately $19,601 in intangible assets as a result of both transactions.

    As of March 9, 1998, the Company had entered into definitive merger agreements with Illinois One Bancorp, Inc., Trigg Bancorp, Inc., and Community First Financial, Inc. Together, the potential acquirees have assets of approximately $315,000. The acquisitions remain subject, among other things, to regulatory approval, shareholder approval of the acquirees, and other customary conditions. The Company intends to account for these transactions as poolings of interests; however, any or all may be accounted for as purchases if they fail to qualify for pooling treatment.

    Management expects to continue to pursue acquisition opportunities as they arise. Management believes other community banks located in the Company's general geographic area (which may extend beyond the tri-state region currently served) will find the Company an attractive partner because the Company shares a commitment to local communities and provides the opportunity to retain much of the operational decision making in those communities while recognizing the efficiencies of affiliation with a larger organization.

FINANCIAL CONDITION

    Basic earnings per share for 1997 were $1.72, representing a 13% increase over the 1996 results. The increase in earnings per share was the result of a combination of increased net interest income, improved non-interest income, and continued cost control. During 1997, book value per share increased by $1.57 to $13.69 and resulted in a ratio of average equity capital to average assets of 10.98%.

    Average earning assets increased $112,207, or 10.7%, and $78,141, or 8.1%, in l997 and 1996, respectively. Growth in average assets in 1997 was $130,254, or 11.7%, compared to $87,238, or 8.5%, in 1996. During 1997, average interest bearing deposits in banks decreased $925, or 19.7%, and average federal funds sold decreased $1,401, or 26.0%. Average securities increased $24,124, or 9.1%, with the largest increase being in tax-exempt municipals which increased by $63,042, or 71.4%. Taxable municipals increased $355, or 11.8%. U.S. Government and agencies decreased $33,674, or 22.8%, and all other types of securities decreased $7,249, or 28.3%. The average market value adjustment on securities available for sale increased to an unrealized gain of $1,227 from an unrealized loss of $423 in 1996. Average loans increased $90,409, or 11.7%. All types of loans increased during the year. Average commercial loans increased $36,820, or 13.5%; average consumer loans increased $4,879, or 3.2%; and average mortgage loans increased $45,253, or 13.5%. All other types of loans increased $3,457, or 31.2%. The growth in the loan portfolio was due mainly to purchase acquisitions in which average loans increased by $41,784. The remaining growth in the loan portfolio was attributable to a strong loan demand. The change in the earning asset mix was intended to and did result in improved earnings in 1995, 1996, and 1997.

    Average certificate of deposit and other time deposit balances increased by $62,192, or 12.9%, in 1997. Average balances of money market accounts decreased $361, or 0.5%. Savings and interest bearing checking accounts increased $3,540, or 1.6%. Average federal funds purchased and securities sold under agreements to repurchase increased $14,735, or 33.7%. Average other borrowings increased $32,510, or 76.9%. Average noninterest-bearing deposits increased $7,548, or 7.1%.

SECURITIES PORTFOLIO

    Securities comprised 24.9% of the 1997 average earning assets compared to 25.2% and 26.1% in 1996 and 1995, respectively. They represent the second largest earning asset component after loans. The Company holds various types of securities, including mortgage-backed securities. Inherent in mortgage-backed securities is prepayment risk, which occurs when borrowers prepay their obligations due to market fluctuations and rates. In an effort to reduce this risk, management monitors the amount of mortgage-backed securities contained in the portfolio. The Company has no securities of any single issuer, with the exception of the U. S. Government, exceeding 10% of shareholders' equity. The Company manages the quality and risk of securities through its Asset/Liability Committee, which recommends and monitors the composition of the overall security portfolio as approved by the Company's Board of Directors. Among other things, the investment policy establishes guidelines for the level, type, quality, and mix of securities appropriate for the portfolio. The securities portfolio at December 31, 1997, included $1,748 in structured notes, which were comprised of $1,000 in an indexed amortizing note, $500 in a delevered floating note, and $248 in a capped floating rate note. These securities have risk characteristics which are well within the constraints of the non-structured securities held in the securities portfolio.

                                                                     CARRYING VALUE AT DECEMBER 31
                                                    ---------------------------------------------------------------
                                                       1997                1996                      1995
                                                    -----------  ------------------------  ------------------------
                                                     AVAILABLE     HELD TO     AVAILABLE     HELD TO     AVAILABLE
SECURITIES PORTFOLIO                                 FOR SALE     MATURITY     FOR SALE     MATURITY     FOR SALE
--------------------------------------------------  -----------  -----------  -----------  -----------  -----------
Debt Securities:
  U.S. Treasury securities........................   $   9,915    $  --        $  13,598    $     500    $  33,880
  U.S. Government agencies........................      29,067       21,877       38,662        5,448       61,568
  Taxable municipals..............................       3,473        2,775       --            3,120       --
  Tax-exempt municipals...........................     170,301      120,805       --           64,250       --
  Corporate securities............................       5,986       11,161        3,056       17,165        4,638
  Mortgage-backed securities......................      47,860        7,985       56,082        6,459       56,096
                                                    -----------  -----------  -----------  -----------  -----------
    Total debt securities.........................     266,602      164,603      111,398       96,942      156,182

Equity securities.................................       1,355       --            1,402       --            1,500
                                                    -----------  -----------  -----------  -----------  -----------
    Total securities..............................   $ 267,957    $ 164,603    $ 112,800    $  96,942    $ 157,682
                                                    -----------  -----------  -----------  -----------  -----------
                                                    -----------  -----------  -----------  -----------  -----------

                                                                    AFTER 1 YEAR    AFTER 5 YEARS
                                                                    BUT WITHIN 5    BUT WITHIN 10
                                                  WITHIN 1 YEAR        YEARS            YEARS        AFTER 10 YEARS    TOTAL
MATURITY ANALYSIS                                 --------------   --------------   --------------   --------------   --------
DECEMBER 31, 1997                                 AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD    AMOUNT
------------------------------------------------  -------  -----   -------  -----   -------  -----   -------  -----   --------
SECURITIES CLASSIFIED AS AVAILABLE FOR SALE:
U.S. Treasury securities........................  $5,314   6.60%   $4,601   6.84%   $ --      --     $ --      --     $  9,915
U.S. Government agencies........................  14,078   5.88%   11,272   6.32%    3,455   8.09%      262   9.38%     29,067
Taxable municipals..............................     970   5.60%    2,098   6.93%      405   7.80%     --      --        3,473
Tax-exempt municipals...........................   9,725   7.43%   28,406   8.17%   45,075   8.30%   87,095   8.62%    170,301
Corporate securities............................   5,687   7.42%      299   5.76%     --      --       --      --        5,986
                                                  -------  -----   -------  -----   -------  -----   -------  -----   --------
    Total maturing securities...................  $35,774  6.64%   $46,676  7.52%   $48,935  8.28%   $87,357  8.62%    218,742
                                                  -------  -----   -------  -----   -------  -----   -------  -----
                                                  -------  -----   -------  -----   -------  -----   -------  -----
Mortgage-backed securities......................                                                                        47,860

Equity securities...............................                                                                         1,355
                                                                                                                      --------
    Total securities............................                                                                      $267,957
                                                                                                                      --------
                                                                                                                      --------


MATURITY ANALYSIS
DECEMBER 31, 1997                                 YIELD
------------------------------------------------  -----
SECURITIES CLASSIFIED AS AVAILABLE FOR SALE:
U.S. Treasury securities........................  6.71%
U.S. Government agencies........................  6.34%
Taxable municipals..............................  6.66%
Tax-exempt municipals...........................  8.39%
Corporate securities............................  7.34%
                                                  -----
    Total maturing securities...................  7.99%

Mortgage-backed securities......................  6.32%
Equity securities...............................  6.69%
                                                  -----
    Total securities............................  7.69%
                                                  -----
                                                  -----

    Securities classified as held to maturity are carried at amortized cost, and those classified as available for sale are carried at fair value. The available-for-sale securities included unrealized gains of approximately $6,283 and unrealized losses of $540 at December 31, 1997. At December 31, 1997, available-for-sale securities included $47,860 in mortgage-backed securities, or 17.9% of the available-for-sale portfolio. The weighted average maturity of the available-for-sale portfolio at December 31, 1997, was 9.3 years. The weighted average maturity of the available-for-sale and the held-to-maturity portfolios at December 31, 1996 was 7.3 years and 7.9 years, respectively. The weighted average yields on municipal securities that are tax-exempt have been computed on a federal-tax-equivalent basis using a 35.0% tax rate.

LOANS

    Each subsidiary bank follows loan policies approved by its board of directors. These policies are compatible with the Company's loan policy approved by its Board of Directors. The lending policies address risks associated with each type of lending, collateralization, loan-to-value ratios, loan concentrations, insider lending, and other pertinent matters. These functions are monitored by subsidiary and corporate loan review personnel and by the loan committees of the subsidiaries' boards of directors for compliance and loan quality. Management believes that careful loan administration and high credit standards minimize credit risk, as evidenced by the ratio of underperforming loans to total loans. Speculative loans are prohibited and the loan portfolio contains no foreign loans.

    The Company's loan portfolio is diversified by type of loan and industry, and, within its market area, by geographic location, which minimizes economic risk. The loan portfolio contained 29% commercial loans, 55% real estate loans (primarily residential), and 16% consumer loans at December 31, 1997. The Company's subsidiary banks lend to customers in various industries including manufacturing, agricultural, health and other services, transportation, mining, wholesale, and retail.

    Commercial and industrial loans increased $24,830, of which approximately 30% was due to acquisitions accounted for under the purchase method. The remaining increase was due to a general increase in business among the communities the Company's banks serve. Growth in consumer lending was primarily due to acquisitions accounted for under the purchase method.

LOAN PORTFOLIO AT YEAR END, FIVE-YEAR SUMMARY             1997        1996        1995        1994        1993
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
Real estate loans....................................  $  501,882  $  425,507  $  393,082  $  368,989  $  342,616
Agricultural loans...................................      31,788      31,154      30,345      29,297      28,112
Commercial and industrial loans......................     201,402     176,572     165,217     127,389     109,880
Economic development loans and other obligations of
  state and political subdivisions...................      13,997      11,214       9,887      13,138      10,011
Consumer loans.......................................     149,505     143,485     131,477     105,812      89,387
Direct lease financing...............................      13,146      12,331       6,960         518         503
Leveraged leases.....................................       4,661      --          --          --          --
All other loans......................................         415         582         344         396       1,398
                                                       ----------  ----------  ----------  ----------  ----------
    Total loans--gross...............................     916,796     800,845     737,312     645,539     581,907

Unearned income on loans.............................         440         223         315         304       2,351
                                                       ----------  ----------  ----------  ----------  ----------
    Total loans--net of unearned income..............     916,356     800,622     736,997     645,235     579,556

Less: allowance for loan losses......................       7,969       7,189       6,176       5,750       5,528
                                                       ----------  ----------  ----------  ----------  ----------
    Total loans--net.................................  $  908,387  $  793,433  $  730,821  $  639,485  $  574,028
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

                                                                                  AFTER 1
                                                                                 YEAR BUT
LOAN MATURITIES AND RATE SENSITIVITIES AT DECEMBER 31, 1997          WITHIN 1    WITHIN 5     OVER 5
ON AGRICULTURAL, COMMERCIAL, AND TAX-EXEMPT LOANS                      YEAR        YEARS       YEARS      TOTAL
------------------------------------------------------------------  ----------  -----------  ---------  ----------
Rate sensitivities:
  Fixed rate loans................................................  $   38,128   $  41,572   $  20,596  $  100,296
  Variable rate loans.............................................     141,161       4,090         770     146,021
                                                                    ----------  -----------  ---------  ----------
    Subtotal......................................................  $  179,289   $  45,662   $  21,366     246,317
                                                                    ----------  -----------  ---------
                                                                    ----------  -----------  ---------
    Percent of subtotal...........................................       72.79%      18.54%       8.67%

Nonaccrual loans..................................................                                             870
                                                                                                        ----------
    Total loans net of unearned income............................                                      $  247,187
                                                                                                        ----------
                                                                                                        ----------

    Real estate loans increased $76,375, of which approximately 40% was due to purchase acquisitions. The remaining increase was a direct result of strong loan demand in the markets served by the Company's banks supported by a favorable interest rate environment. This portfolio primarily consists of single-family, owner-occupied housing. The Company's guidelines for residential mortgage lending were followed and advances normally did not exceed 80% of appraised value.

    At December 31, 1997, there was no concentration of credit risk from borrowers engaged in the same or similar industries exceeding 10% of total loans. Geographic diversification is provided by the Company's policy to extend credit to customers in its geographic market areas in and around the subsidiary banks' banking offices in Southwestern Indiana, Southeastern Illinois, and Western Kentucky.

UNDERPERFORMING ASSETS

    Underperforming assets consist of nonaccrual securities and loans, restructured loans, loans past due 90 days or more, and other real estate held. Nonaccrual securities are those which have defaulted on interest payments. Nonaccrual loans are loans on which interest recognition has been suspended because of doubts as to the borrower's ability to repay principal or interest. Loans are generally place on nonaccrual status after becoming 90 days past due if the ultimate collectibility of the loan is in question. Loans which are current, but as to which serious doubt exists about repayment ability, may also be placed on nonaccrual status. Restructured loans are loans where the terms have been changed to provide a reduction or deferral of principal or interest because of the borrower's financial position. Past-due loans are loans that are continuing to accrue interest but are contractually past due ninety days or more as to interest or principal payments. Other real estate owned represents properties obtained for debts previously contracted. Management is not aware of any loans which have not been disclosed as underperforming assets that represent or result from unfavorable trends or uncertainties which management reasonably believes will materially adversely affect future operating results, liquidity, or capital resources, or represent material credits as to which management has serious doubt as to the ability of such borrower to comply with loan repayment terms.

    Past due 90 days or more, nonaccrual, and restructured loans were 0.5% of total loans at the end of 1997 and 1996. Of the loans in these categories, $2,102, or 46.3%, were secured by real estate at the end of 1997, compared to $1,977, or 53.3%, at the end of 1996. Additional interest income that would have been recorded, if nonaccrual and restructured loans had been current in accordance with their original terms, was $324, $218, and $134 in 1997, 1996, and 1995, respectively. The interest recognized on nonaccrual loans was approximately $56, $23, and $58 in 1997, 1996, and 1995, respectively.

UNDERPERFORMING ASSETS AT YEAR END, FIVE-YEAR SUMMARY                1997       1996       1995       1994       1993
-----------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Underperforming loans:
  Nonaccrual.....................................................  $   3,672  $   2,438  $   1,049  $   1,274  $   2,441
  Restructured...................................................         75        114        143        223        222
  90 days past due...............................................        794      1,155      1,001        783        340
                                                                   ---------  ---------  ---------  ---------  ---------
    Total underperforming loans..................................      4,541      3,707      2,193      2,280      3,003

Nonaccrual municipal securities..................................         61         31     --         --             81

Other real estate owned..........................................         79         66        383        671      1,148
                                                                   ---------  ---------  ---------  ---------  ---------
    Total........................................................  $   4,681  $   3,804  $   2,576  $   2,951  $   4,232
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

    In addition to those loans classified as underperforming, management was monitoring loans of approximately $38,460 and $46,386 as of the end of 1997 and 1996, respectively, for the borrowers' abilities to comply with present loan repayment terms.

    The Company monitors credit quality through a periodic review and analysis of each subsidiary bank's loan portfolio. On a quarterly basis, each subsidiary bank performs an evaluation of the adequacy of its allowance for loan losses. The evaluation includes an analysis of past due loans, loans criticized during regulatory examinations, internally classified loans, delinquency trends, and other relevant factors. The results of these evaluations are used by the Company to determine the adequacy of the consolidated allowance for loan losses.

RISK MANAGEMENT

    As of December 31, 1997, management considered the allowance for loan losses adequate to provide for potential losses in the loan portfolio. Management reviews delinquent and problem loans weekly. Loans which are judged uncollectible are charged off on a timely basis. The allowance for loan losses is reviewed quarterly in order to evaluate and maintain its adequacy based on an analysis of the entire loan portfolio. Some of the factors used in this review include current economic conditions and forecasts, risk by type of loan, previous loan loss experience, and evaluation of specific borrowers and collateral. The Company and its banks monitor loan portfolios using models designed in part by regulatory agencies.

SUMMARY OF LOAN LOSS EXPERIENCE
(ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES)               1997        1996        1995        1994        1993
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
Allowance for loan losses, January 1.................  $    7,189  $    6,176  $    5,750  $    5,528  $    5,986
Allowance associated with purchase acquisitions......         516         379         140      --          --
Loans charged off:
  Commercial.........................................         624         879         263         239       1,345
  Real estate mortgage...............................         355         483          88         267         248
  Consumer...........................................       1,486       1,155         393         222         308
  Direct lease financing.............................      --              67      --          --          --
                                                       ----------  ----------  ----------  ----------  ----------
    Total............................................       2,465       2,584         744         728       1,901
                                                       ----------  ----------  ----------  ----------  ----------
Recoveries on charged-off loans:
  Commercial.........................................         255         115         320         215         393
  Real estate mortgage...............................         327         229         197         227         188
  Consumer...........................................         256         165         114         430         126
  Direct lease financing.............................      --               5      --          --          --
                                                       ----------  ----------  ----------  ----------  ----------
    Total............................................         838         514         631         872         707
                                                       ----------  ----------  ----------  ----------  ----------
      Net charge-offs................................       1,627       2,070         113        (144)      1,194

Provision for loan losses............................       1,891       2,704         399          78         736
                                                       ----------  ----------  ----------  ----------  ----------
Allowance for loan losses, December 31...............  $    7,969  $    7,189  $    6,176  $    5,750  $    5,528
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Total loans at year end..............................  $  916,356  $  800,622  $  736,997  $  645,235  $  579,556
Average loans........................................     861,778     771,369     689,514     606,206     569,313

As a percent of year-end loans:
  Net charge-offs....................................        0.18%       0.26%       0.02%      (0.02)%       0.21%
  Provision for loan losses..........................        0.21        0.34        0.05        0.01        0.13
  Year-end allowance balance.........................        0.87        0.90        0.84        0.89        0.95

As a percent of average loans:
  Net charge-offs....................................        0.19%       0.27%       0.02%      (0.02)%       0.21%
  Provision for loan losses..........................        0.22        0.35        0.06        0.01        0.13
  Year-end allowance balance.........................        0.92        0.93        0.90        0.95        0.97
Allowance for loan losses as a percent of
  underperforming loans..............................      175.49%     193.93%     281.62%     252.19%     184.08%

    Total loans charged off during 1997 decreased $119, or 4.6%, and recoveries were $324, or 63.0%, higher than in 1996. The provision for loan losses for 1997 was decreased based on the Company's periodic analysis of the subsidiary banks' loan portfolios. The provision for loan losses for 1996 was increased as a result of the increase in net charge-offs and growth of the loan portfolio. In 1995, the provision for loan losses was increased due to increased loan volume. In 1994, the provision for loan losses was decreased as a result of significant reductions in underperforming loans and net charge-offs.

           ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31

                                                                                                    PERCENT OF LOANS TO
                                                   ALLOWANCE APPLICABLE TO                           TOTAL GROSS LOANS
                                    -----------------------------------------------------  -------------------------------------
LOAN TYPE                             1997       1996       1995       1994       1993        1997         1996         1995
----------------------------------  ---------  ---------  ---------  ---------  ---------     -----        -----        -----
Commercial........................  $   2,599  $   2,189  $   2,395  $   2,006  $   1,670          29%          29%          29%
Real estate mortgage..............      1,576      1,622      1,571      1,579      1,511          55%          53%          53%
Consumer..........................      1,887      1,444        986        635        668          16%          18%          18%
                                    ---------  ---------  ---------  ---------  ---------         ---          ---          ---
    Allocated.....................      6,062      5,255      4,952      4,220      3,849         100%         100%         100%
                                                                                                  ---          ---          ---
                                                                                                  ---          ---          ---
Unallocated.......................      1,907      1,934      1,224      1,530      1,679
                                    ---------  ---------  ---------  ---------  ---------
    TOTAL.........................  $   7,969  $   7,189  $   6,176  $   5,750  $   5,528
                                    ---------  ---------  ---------  ---------  ---------

LOAN TYPE                              1994         1993
----------------------------------     -----        -----
Commercial........................          27%          26%
Real estate mortgage..............          57%          59%
Consumer..........................          16%          15%
                                           ---          ---
    Allocated.....................         100%         100%
                                           ---          ---
                                           ---          ---
Unallocated.......................
    TOTAL.........................

DEPOSITS

    The Company's Asset/Liability Committee manages the deposits of its banks to achieve short-term and long-term benefits of deposit growth. Average deposits increased $72,919, or 8.2%, during 1997, compared to $31,129, or 3.6%, in 1996.
Of the increase in 1997, $43,549 was due to purchase acquisitions. Average time deposits of $100,000 or more increased $20,683, or 16.3%, compared to $24,653, or 24.2%, in 1996. The increase in time deposits of $100,000 or more in 1996 included $13,000 in brokered deposits. As of December 31, 1997, the Company had no brokered deposits. Management uses brokered deposits to supplement local deposits under guidelines and limits established by the Company's Asset/Liability Committee. Time deposits of $100,000 or more are not considered to present an undue risk.

                                                                 1997                   1996                   1995
                                                         ---------------------  ---------------------  ---------------------
AVERAGE DEPOSITS                                           AMOUNT      RATE       AMOUNT      RATE       AMOUNT      RATE
-------------------------------------------------------  ----------  ---------  ----------  ---------  ----------  ---------
Noninterest-bearing demand.............................  $  113,616     --      $  106,068     --      $   98,109     --
Money market accounts..................................      79,397       3.62%     79,758       3.55%     74,079       3.79%
Interest-bearing demand................................     142,063       1.65%    140,183       1.86%    145,107       2.30%
Savings................................................      80,119       2.29%     78,459       2.45%     83,525       2.61%
Time deposits of $100,000 or more......................     147,339       5.14%    126,656       5.38%    102,003       5.71%
Other time deposits....................................     397,827       5.40%    356,318       5.30%    353,490       5.13%
                                                         ----------             ----------             ----------
    Total..............................................  $  960,361             $  887,442             $  856,313
                                                         ----------             ----------             ----------
                                                         ----------             ----------             ----------

TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31                                  1997        1996        1995
-----------------------------------------------------------------------------  ----------  ----------  ----------
Maturing:
  3 months or less...........................................................  $   60,652  $   60,705  $   34,892
  Over 3 to 6 months.........................................................      29,239      29,358      45,968
  Over 6 to 12 months........................................................      20,029      20,599      15,210
  Over 12 months.............................................................      19,469      18,872       5,057
                                                                               ----------  ----------  ----------
    Total....................................................................  $  129,389  $  129,534  $  101,127
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

CAPITAL RESOURCES

    At the end of 1997, shareholders' equity totaled $146,803, an increase of $17,109, or 13.2%, from 1996. The average equity to average asset ratio was 10.98% and 11.48% for 1997 and 1996, respectively. The decrease is attributable to the Company's repurchase of 426,508 shares of its common stock for approximately $16,200, during 1997. The dividend payout ratio for 1997 was 36.74%, compared to 37.05% in 1996.

    In 1995, The National City Bank of Evansville committed to build an addition to its main office to be completed in the second quarter of 1998. The approximate cost of the addition and renovation of the main office of The National City Bank of Evansville is $18,000. The National City Bank of Evansville and the Company will occupy three floors of the facility, at a cost of approximately $10,000, with the other six floors being sold as condominiums. Four of these six floors have been sold to non-affiliated entities. The Company, through its subsidiary Twenty-One Southeast Third Corporation, funded the project, including financing for the purchasers of the condominiums, through the proceeds of a $15,000 term loan. Payments from the purchasers will be used to repay the term loan. As of December 31, 1997, there were no other material commitments for capital expenditures.

    Guidelines for minimum capital levels have been established for the Company by the Federal Reserve Board. Tier 1 (core) capital consists of shareholders' equity less goodwill, other identifiable intangible assets, and unrealized losses on marketable equity securities. Total capital consists of Tier 1 capital plus allowance for loan losses. Minimum capital levels are 4% for the leverage ratio which is defined as Tier 1 capital as a percentage of total assets less goodwill and other identifiable intangible assets; 4% for Tier 1 capital to risk-weighted assets; and 8% for total capital to risk-weighted assets. The Company has exceeded each of these levels. Its leverage ratio was 9.74% and 10.52%; Tier 1 capital to risk-weighted assets was 13.39% and 14.96%; and total capital to risk-weighted assets was 14.25% and 15.84% at the end of 1997 and 1996, respectively. In addition, each subsidiary bank has exceeded minimum regulatory capital guidelines.

SHORT-TERM BORROWINGS

    Federal funds purchased are borrowings from other financial institutions maturing daily. Securities sold under agreements to repurchase are secured transactions with customers. Securities sold under agreements to repurchase generally mature within six months. Notes payable U.S. Treasury are demand notes created by treasury tax and loan account funds transfers. Short-term borrowings increased $9,552, or 14.2%, during 1997. At December 31, 1997, federal funds purchased were $55,000, reflecting an $825, or 1.5%, increase over 1996. Securities sold under agreements to repurchase and notes payable U.S. Treasury increased during 1997 by $4,532, or 39.5%, and $4,195, or 243.8%, respectively.

SHORT-TERM BORROWINGS AT DECEMBER 31                                                 1997       1996       1995
---------------------------------------------------------------------------------  ---------  ---------  ---------
Federal funds purchased..........................................................  $  55,000  $  54,175  $  34,500
Securities sold under agreements to repurchase...................................     16,001     11,469     18,329
Notes payable U.S. Treasury......................................................      5,916      1,721      2,769
                                                                                   ---------  ---------  ---------
    Total........................................................................  $  76,917  $  67,365  $  55,598
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                                                                                              SECURITIES
                                                                                              SOLD UNDER      NOTES
                                                                                   FEDERAL    AGREEMENTS     PAYABLE
                                                                                    FUNDS         TO          U.S.
                                                                                  PURCHASED   REPURCHASE    TREASURY
                                                                                 -----------  -----------  -----------
1997
AVERAGE AMOUNT OUTSTANDING.....................................................   $  42,588    $  15,924    $   2,064
MAXIMUM AMOUNT AT ANY MONTH END................................................      69,400       26,146        5,916
WEIGHTED AVERAGE INTEREST RATE:
  DURING YEAR..................................................................        5.67%        4.00%        5.36%
  END OF YEAR..................................................................        6.74%        3.48%        5.25%

1996
Average amount outstanding.....................................................   $  26,329    $  17,448    $   1,378
Maximum amount at any month end................................................      54,175       28,153        3,270
Weighted average interest rate:
  During year..................................................................        5.50%        4.35%        5.17%
  End of year..................................................................        6.65%        3.66%        5.15%

1995
Average amount outstanding.....................................................   $   4,665    $  17,064    $   2,655
Maximum amount at any month end................................................      34,500       20,649        6,647
Weighted average interest rate:
  During year..................................................................        5.90%        4.64%        5.67%
  End of year..................................................................        5.90%        4.10%        5.15%

LIQUIDITY

    Liquidity of a banking institution reflects the ability to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of interest rate market opportunities. Funding loan requests, providing for liability outflows, and managing interest rate fluctuations require continuous analysis in order to match maturities of specific categories of short-term and long-term loans and investments with specific types of deposits and borrowings. Bank liquidity is thus normally considered in terms of the nature of mix of the banking institution's sources and uses of funds.

    For the Company, the primary sources of short-term liquidity have been federal funds sold, interest-bearing deposits in banks, and U.S. Government and agency securities available for sale.

    In addition to these sources, short-term liquidity is provided by maturing loans and securities. The balance between these sources and needs to fund loan demand and deposit withdrawals is monitored by the Company's asset/liability management program and by each subsidiary bank to provide liquidity without penalizing earnings. When these sources are not adequate, the Company utilizes federal funds purchased, brokered deposits, and its lines with Federal Home Loan Banks as alternative sources of liquidity. The increased loan demand throughout the year was funded by an increase in deposits and other borrowings. Additionally, the Company's underwriting standards for its mortgage loan portfolio comply with standards established by government housing agencies; as a result, a portion of the mortgage loan portfolio could be sold to provide additional liquidity. At December 31, 1997 and 1996, respectively, federal funds sold were $1,500 and $600, interest-bearing deposits in banks were $2,485 and $2,983, and U.S. Government and agency securities available for sale were $38,982 and $52,260.

    These sources and other liquid assets also satisfy long-term liquidity needs. Long-term liquidity is managed in the same way, only with longer maturities, to provide for future needs while maintaining interest margins.

    The Company (parent company) maintains credit lines to provide an alternative source of liquidity. At December 31, 1997, the Company had a $10,000, unsecured, revolving credit agreement with a bank. On

January 22, 1998, the line was increased to $45,000. The Company intends to use the line to provide short-term funding for acquisitions and other corporate purposes.

    The ability of the Company to pay cash dividends to its shareholders is dependent on the receipt of cash from its subsidiary banks. Banking regulations impose restrictions on the ability of subsidiaries to pay dividends to the Company. The amount of dividends that could be paid is further restricted by management to maintain prudent capital levels.

INTEREST RATE SENSITIVITY

    The Company's exposure to market risk is reviewed on a regular basis by the Asset/Liability Committee. Interest rate risk is the most significant market risk affecting the Company. Other types of market risk do not arise in the normal course of the Company's business activities. Interest rate risk is the potential economic loss due to future interest rate changes. This economic loss can be reflected as a loss of future net interest income and/or a loss of current fair market values.

    The Company's net income is dependent, to a significant degree, on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities reprice or mature on a different basis than interest-earning assets. When interest-bearing liabilities reprice or mature more quickly than interest-earning assets, an increase in market rates could adversely affect net interest income. Similarly, if interest-earning assets reprice or mature more quickly than interest-bearing liabilities, a decrease in market rates could adversely affect net interest income. Changes in market rates can also cause losses in the current fair values of financial instruments.

    In order to manage its exposure to changes in interest rates, the Company monitors interest rate risk through analysis of standard gap reports and interest rate shock simulation reports on the effect of changes in interest rates on net interest income and on the economic value of equity (the present value of expected cash flows from existing assets minus the present value of expected cash flows from existing liabilities). The following table sets forth, at December 31, 1997, an analysis of the Company's interest rate risk as measured by the estimated change in economic value of equity (EVE) following parallel shifts in the yield curve.

                                                                              ESTIMATED INCREASE
                                                                              (DECREASE) IN EVE
                                                               ESTIMATED    ----------------------
CHANGE IN INTEREST RATES                                       EVE AMOUNT    AMOUNT      PERCENT
------------------------------------------------------------  ------------  ---------  -----------
(Basis Points)
  +200......................................................   $  176,695   $  (6,479)      (3.54)%
                                                                  183,174      --          --
   (200)....................................................      186,814       3,640        1.99

    Certain assumptions were employed in preparing data in the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. Even if interest rates change in the designated amounts, there can be no assurance that the Company's assets and liabilities would perform as set forth. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the EVE than indicated above.

    Derivative financial instruments include futures, forwards, interest rate swaps, option contracts, and other financial instruments with similar characteristics. The Company does not enter into futures, forwards, swaps, or options. In the normal course of business, however, the Company is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contractual or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

    Corporate asset liability gap positions are targeted at plus or minus 15% at the six-month and one-year horizons. At December 31, 1997, all subsidiary banks were within, or close to, their targeted spreads. The cumulative gap position through one year of negative $133,852 at the end of 1997 was 10.3% of total assets, which management believes is a relatively balanced position.

RESULTS OF OPERATIONS

    Net income for 1997 was $18,351, reflecting a $1,855, or 11.2%, increase over 1996. Net income for 1996 increased $2,097, or 14.6%, over 1995. Basic earnings per share in 1997 were $1.72, compared to $1.52 in 1996 and $1.30 in 1995. Increases in both rates and volumes of earning assets resulted in growth in net interest income of $3,389, or 7.0%, in 1997 and $4,173, or 9.4%, in 1996.
Noninterest income increased $1,482, or 17.2%, in 1997 and $1,489, or 20.9%, in 1996. Noninterest expense increased $4,424, or 14.8%, in 1997 and $998, or 3.4%, in 1996. The provision for loan losses decreased $813 in 1997 due to lower net charge-offs, and increased $2,305 in 1996 due to higher net charge-offs and loan growth.

    Changes in net interest income for the last two years are presented in the following schedule with dollar changes allocated to rate and volume variances. The combined rate-volume variances are included in the total volume variances. In addition to this schedule, at the end of Management's Discussion is a three-year balance sheet analysis on an average basis and an analysis of net interest income.

    The following discussion of results of operations is on a federal-tax-equivalent basis. Average loans increased 11.7% during 1997 compared to an increase of 11.9% during 1996. Approximately 46% of the growth in average loan balances was attributable to acquisitions accounted for as purchases. Loan income increased 11.6% in 1997 and 12.4% in 1996, principally due to increased loan volumes. The average yield on loans decreased slightly from 9.13% in 1996 to 9.12% in 1997.

    Average securities before market value adjustments increased 8.5% in 1997 and 4.1% in 1996. Approximately 33% of the increase in average securities balances in 1997 was due to two purchase acquisitions. Securities income increased 14.7% and 11.0% in 1997 and 1996, respectively. The yield on securities increased from 6.91% in 1996 to 7.30% in 1997. During 1997, 61.2% of the increase in interest income on securities was due to volume increases and 38.8% was attributable to rate increases, while in 1996, 60.1% of the increase was due to rate and 39.9% was due to volume. Average earning assets increased $112,207, or 10.7%, in 1997 and $78,141, or 8.1%, in 1996. Purchase acquisitions accounted for 44.4% of the increase in 1997 and 20.9% in 1996. The average yield on total earning assets increased from 8.53% in 1996 to 8.63% in 1997, due principally to increased in yields on securities in 1997. Increase in volumes of earning assets accounted for 90.6% and 85.4% of the growth in interest income in 1997 and 1996, respectively.

    Average total interest-bearing deposits increased 8.4% during 1997 and 3.1% during 1996. Internal growth of average deposits accounted for 35.9% of the increase, while 64.1% was due to purchase acquisitions. The average cost of interest bearing deposits decreased from 4.26% to 4.23% in 1996 and increased from 4.23% to 4.27% in 1997. Interest expense on deposits increased $3,077, or 9.3%, in 1997 and $750, or 2.3%, in 1996. In 1997, 90.6% of the increase in interest expense on deposits was due to volume increases. In 1996, interest expense on deposits increased due to volume increases which were partially offset by rate decreases. Interest expense on federal funds purchased and other borrowings increased $2,613 in 1997 and $2,782 in 1996. The increases were principally due to increases in volumes.

The Company uses federal funds purchased and Federal Home Loan Bank advances, selectively, as alternative funding sources to meet short and intermediate-term funding needs.

                                                          1997 COMPARED TO 1996                  1996 COMPARED TO 1995
                                                  -------------------------------------  -------------------------------------
                                                  CHANGE DUE TO A CHANGE                 CHANGE DUE TO A CHANGE
                                                            IN                                     IN
CHANGES IN NET INTEREST INCOME                    ----------------------                 ----------------------
(INTEREST ON A FEDERAL-TAX-EQUIVALENT BASIS)        VOLUME       RATE     TOTAL CHANGE     VOLUME       RATE     TOTAL CHANGE
------------------------------------------------  -----------  ---------  -------------  -----------  ---------  -------------
Interest income increase (decrease)
  Loans.........................................   $   8,243   $     (66)   $   8,177     $   7,470   $     285    $   7,755
  Securities....................................       1,641       1,040        2,681           721       1,086        1,807
  Other short-term investments..................        (129)         35          (94)         (811)       (114)        (925)
                                                  -----------  ---------  -------------  -----------  ---------  -------------
    Total interest income.......................       9,755       1,009       10,764         7,380       1,257        8,637
                                                  -----------  ---------  -------------  -----------  ---------  -------------
Interest expense increase (decrease)
  Deposits......................................       2,788         289        3,077           980        (230)         750
  Borrowings....................................       2,663         (50)       2,613         2,744          38        2,782
                                                  -----------  ---------  -------------  -----------  ---------  -------------
    Total interest expense......................       5,451         239        5,690         3,724        (192)       3,532
                                                  -----------  ---------  -------------  -----------  ---------  -------------
Net interest income increase (decrease).........   $   4,304   $     770    $   5,074     $   3,656   $   1,449    $   5,105
                                                  -----------  ---------  -------------  -----------  ---------  -------------
                                                  -----------  ---------  -------------  -----------  ---------  -------------

    In 1997 and 1996, net interest income increased $5,074 and $5,105, respectively. Increases in volumes accounted for 84.8% of the increase in 1997 and 71.6% in 1996. The net interest income of purchase acquisitions accounted for $2,137, or 42.5%, of the increase in net interest income in 1997 and $693, or 13.6%, in 1996.

NONINTEREST INCOME

    Noninterest income increased $1,482, or 17.2%, during 1997 and $1,489, or 20.9%, during 1996. Service charges on deposit accounts, the largest item in this category, increased $331, or 9.1%, during 1997 and $691, or 23.4%, during 1996. Other service charges and fees increased $273, or 11.6%, in 1997 and $544, or 30.0%, in 1996. Trust fees increased $179, or 10.2%, during 1997 and $245, or 16.3%, during 1996. Trust fees fluctuate with changes in the number of estates managed each year and with changes in the market value of assets under management. Security gains increased from $42 in 1996 to $794 in 1997. Other types of noninterest income decreased $53, or 6.6%, during 1997 and $7, or 0.9%, during 1996.

NONINTEREST EXPENSE

    Noninterest expense increased $4,424, or 14.8%, during 1997 and $998, or 3.4%, in 1996. Salaries and other employee benefits increased $2,785, or 16.7%, during 1997 and $117, or 0.7%, in 1996. Occupancy expense of bank premises increased $121, or 6.1%, during 1997 and $13, or 0.7%, during 1996. Furniture and equipment expense increased $152, or 6.5%, during 1997 and $263, or 12.6%, in 1996. The FDIC assessment decreased $623, or 78.1%, during 1997 and $284, or 26.2%, during 1996 due to lower premium requirements. The 1996 FDIC expense included $595 representing the cost of a special assessment on Savings Association Insurance Fund (SAIF) insured deposits to recapitalize the SAIF. Other types of noninterest expense increased $1,989, or 24.4%, during 1997 and $889, or 12.3%, during 1996.

YEAR 2000 COMPLIANCE

    The year 2000 has posed a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems.

    In 1996, the Company started the process of identifying the hardware and software issues required to be addressed to assure year 2000 compliance. The Company began by assessing the issues related to the year 2000 and the potential for those issues to adversely affect the Company's own operations and those of its subsidiaries.

    Since that time, the Company has established a Year 2000 Compliance Team (the Team) composed of representatives from key areas throughout the organization. It is the mission of this Team to identify areas subject to complications related to the year 2000 and to initiate remedial measures designed to eliminate any adverse effects on the Company's operations.

    The Team has identified all mission-critical software and hardware that may be adversely affected by the year 2000 and has required vendors to represent that the systems and products provided are or will be year 2000 compliant. The Company expects that all mission critical software will be upgraded to achieve year 2000 compliance and tested by December 31, 1998. In addition, the Team is developing contingency plans to address systems which do not become year 2000 compliant by December 31, 1998.

    The Company is committed to a plan for achieving compliance, focusing not only on its own data processing systems, but also on its customers. The Team has taken steps to educate and assist its customers with identifying their year 2000 compliance problems. In addition, the Team has proposed policy and procedure changes to help identify potential risks to the Company and to gain an understanding of how customers are managing the risks associated with the year 2000.

    Management believes that the expenditures required to bring systems into compliance will not have a materially adverse effect on the Company's performance. However, the year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME

                                            1997                            1996                            1995
                                -----------------------------   -----------------------------   -----------------------------
                                 AVERAGE    INTEREST   YIELD/    AVERAGE    INTEREST   YIELD/    AVERAGE    INTEREST   YIELD/
                                 BALANCES    & FEES     COST     BALANCES    & FEES     COST     BALANCES    & FEES     COST
                                ----------  --------   ------   ----------  --------   ------   ----------  --------   ------
EARNING ASSETS:
Interest-bearing deposits in
  banks.......................  $    3,780  $   214     5.66%   $    4,705  $   273     5.80%   $    9,533  $   509     5.34%
Short-term money market
  investments.................      --        --        --          --        --        --           1,317       87     6.61%
Federal funds sold............       3,985      218     5.47%        5,386      253     4.70%       14,807      855     5.77%
Securities:
  U.S. Government and
    agency....................     113,748    7,267     6.39%      147,422    9,276     6.29%      173,960   10,312     5.93%
  Taxable municipals..........       3,359      222     6.61%        3,004      203     6.76%        2,806      182     6.49%
  Tax-exempt municipals.......     151,316   12,174     8.05%       88,274    7,199     8.16%       48,018    4,235     8.82%
  Other.......................      18,393    1,286     6.99%       25,642    1,590     6.20%       29,127    1,732     5.95%
                                ----------  --------   ------   ----------  --------   ------   ----------  --------   ------
    Securities before market
      value adjustment........     286,816   20,949     7.30%      264,342   18,268     6.91%      253,911   16,461     6.48%
  Market value adjustment on
    securities available for
    sale......................       1,227                            (423)                         (1,844)
                                ----------                      ----------                      ----------
    Total securities..........     288,043                         263,919                         252,067

Loans:
  Commercial..................     308,803   28,341     9.18%      271,983   25,378     9.33%      234,167   21,864     9.34%
  Consumer....................     157,924   16,251    10.29%      153,045   15,147     9.90%      124,877   12,392     9.92%
  Real estate mortgage........     380,512   32,623     8.57%      335,259   28,847     8.60%      320,315   27,359     8.54%
  Economic development and
    other municipal loans.....      14,539    1,358     9.34%       11,082    1,024     9.24%       10,155    1,026    10.10%
                                ----------  --------   ------   ----------  --------   ------   ----------  --------   ------
    Total loans...............     861,778   78,573     9.12%      771,369   70,396     9.13%      689,514   62,641     9.08%
                                ----------  --------   ------   ----------  --------   ------   ----------  --------   ------
    Total earning assets......   1,157,586  $99,954     8.63%    1,045,379  $89,190     8.53%      967,238  $80,553     8.33%
                                            --------                        --------                        --------
                                            --------                        --------                        --------
NON-EARNING ASSETS:
Allowance for loan losses.....      (7,621)                         (6,516)                         (5,939)
Cash and due from banks.......      32,423                          32,822                          31,089
Premises and equipment........      28,420                          19,178                          15,550
Other assets..................      34,469                          24,160                          19,847
                                ----------                      ----------                      ----------
TOTAL ASSETS..................  $1,245,277                      $1,115,023                      $1,027,785
                                ----------                      ----------                      ----------
                                ----------                      ----------                      ----------
INTEREST-BEARING LIABILITIES:
Savings and interest-bearing
  demand......................  $  222,182  $ 4,182     1.88%   $  218,642  $ 4,533     2.07%   $  228,632  $ 5,517     2.41%
Money market accounts.........      79,397    2,875     3.62%       79,758    2,831     3.55%       74,079    2,809     3.79%
Certificates of deposit and
  other time..................     545,166   29,061     5.33%      482,974   25,677     5.32%      455,493   23,965     5.26%
                                ----------  --------   ------   ----------  --------   ------   ----------  --------   ------
    Total interest-bearing
      deposits................     846,745   36,118     4.27%      781,374   33,041     4.23%      758,204   32,291     4.26%

Federal funds purchased and
  securities sold under
  agreements to repurchase....      58,512    3,054     5.22%       43,777    2,206     5.04%       21,729    1,067     4.91%
Other borrowings..............      74,790    4,461     5.96%       42,280    2,696     6.38%       16,155    1,053     6.52%
                                ----------  --------   ------   ----------  --------   ------   ----------  --------   ------
    Total interest-bearing
      liabilities.............     980,047  $43,633     4.45%      867,431  $37,943     4.37%      796,088  $34,411     4.32%
                                            --------                        --------                        --------
                                            --------                        --------                        --------
NONINTEREST-BEARING
  LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Noninterest-bearing demand
  deposits....................  $  113,616                      $  106,068                      $   98,109
Other liabilities.............      14,866                          13,508                          10,971
Shareholders' equity..........     136,748                         128,016                         122,617
                                ----------                      ----------                      ----------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY........  $1,245,277                      $1,115,023                      $1,027,785
                                ----------                      ----------                      ----------
                                ----------                      ----------                      ----------
Interest income/earning
  assets......................              $99,954     8.63%               $89,190     8.53%               $80,553     8.33%
Interest expense/earning
  assets......................               43,633     3.77%                37,943     3.63%                34,411     3.56%
                                            --------   ------               --------   ------               --------   ------
Net interest income/earning
  assets......................              $56,321     4.87%               $51,247     4.90%               $46,142     4.77%
                                            --------   ------               --------   ------               --------   ------
                                            --------   ------               --------   ------               --------   ------

------------------------------

Note: Income is on a federal-tax-equivalent basis using a 35% tax rate.
     Average volume includes nonaccrual loans.
     Loans are classified by department.

                                  THE COMPANY

GENERAL

    The Company is registered with the Federal Reserve as a bank holding company. The Company was incorporated on October 18, 1984, under the laws of the State of Indiana. As of December 31, 1997, the Company had total consolidated assets of $1.3 billion and total consolidated deposits of $964.0 million, making it the sixth largest independent bank holding company headquartered in the State of Indiana (ranked by asset size) as of such date.

    As of March 6, 1998, the Company owned 13 financial institution subsidiaries, consisting of 12 commercial banks and one savings bank. The following is a list of the Company's banking subsidiaries, type of charter, location of main banking office, total number of banking offices and date of affiliation with the Company:

                                                                                                        DATE OF
                                                            LOCATION OF        NUMBER OF BANKING   AFFILIATION WITH
NAME                              TYPE OF CHARTER           MAIN OFFICE             OFFICES           THE COMPANY
---------------------------  -------------------------  --------------------  -------------------  -----------------
The National City
  Bank of Evansville.......  National Commercial Bank   Evansville, Indiana               11       May 6, 1985

The Peoples National
  Bank of Grayville........  National Commercial Bank   Grayville, Illinois                1       May 16, 1988

First Kentucky Bank........  Kentucky Commercial Bank   Sturgis, Kentucky                  6       November 30, 1990

Lincolnland Bank...........  Indiana Commercial Bank    Dale, Indiana                      5       December 17, 1993

The Bank of Mitchell.......  Indiana Commercial Bank    Mitchell, Indiana                  4       December 17, 1993

Pike County Bank...........  Indiana Commercial Bank    Petersburg, Indiana                3       December 17, 1993

Alliance Bank (1)..........  Indiana Commercial Bank    Vincennes, Indiana                 3       December 17, 1993

White County Bank..........  Illinois Commercial Bank   Carmi, Illinois                    1       June 30, 1995

The First National
  Bank of Wayne City.......  National Commercial Bank   Wayne City, Illinois               1       August 31, 1996

First Federal Savings
  Bank of Leitchfield......  Federal Savings Bank       Leitchfield,                       2       March 1, 1997
                                                        Kentucky

First National Bank of
  Bridgeport...............  National Commercial Bank   Bridgeport, Illinois               1       August 1, 1997

First Bank of
  Huntingburg..............  Indiana Commercial Bank    Huntingburg, Indiana               3       December 31, 1997

Bank of Illinois in Mt.
  Vernon...................  Illinois Commercial Bank   Mount Vernon,                      3       March 6, 1998
                                                        Illinois

------------------------------

(1) Alliance Bank was formed on June 30, 1997 as the result of the merger of The State Bank of Washington and United Federal Savings Bank, which were acquired by the Company on December 17, 1993 and August 31, 1995, respectively.

    The Company also has direct and indirect subsidiaries which offer leasing and other financial services to the public.

    Through its subsidiaries, the Company provides a comprehensive range of consumer and commercial banking services to individuals and businesses located throughout the tri-state area of Indiana, Kentucky and Illinois surrounding Evansville, Indiana, including taking demand and time deposits, lending on a secured and unsecured basis, providing cash management services, issuing letters of credit, providing personal and corporate trust services and originating leases to businesses.

OPERATING PHILOSOPHY

    Other than its banking operations within the Evansville metropolitan area, the Company operates in predominately rural and suburban markets and embraces a community banking philosophy that emphasizes personal service and convenience, community involvement, local decision-making, quick responses to loan requests and customized services. The Company's subsidiaries endeavor to provide their branch managers, lending officers, tellers and deposit service personnel with the authority to act promptly in service of its customers within the scope of Company policies. This highly responsive attitude is enhanced by an efficient corporate support staff and an investment in technology. Management believes the benefits of this operating philosophy contribute to the Company's success while providing improved operating efficiencies, effective internal controls and sound credit underwriting standards.

    Management believes that commercial customers of the Company's subsidiaries generally prefer to bank with locally managed institutions which can provide a full-service banking relationship meeting the customer's commercial banking needs as well as the personal needs of its management and employees. The Company provides its subsidiaries with the advantages of affiliation with a multi-bank holding company, including services such as data processing services, credit policy formulation, accounting services, investment portfolio management and specialized staff support while generally granting substantial autonomy to management of the subsidiaries. Management believes this autonomy allows the Company's subsidiaries to better serve customers in their respective communities, thereby enhancing business opportunities and operations. The Company also maintains local bank charters and boards of directors.

LONG-TERM GOALS AND BUSINESS STRATEGIES

    The Company's long-term goals are to grow its banking activities through acquisitions of financial institutions and branches of financial institutions to enhance its market positions within its primary market area by employing the following business strategies:

    - PURSUE EXPANSION OPPORTUNITIES. The Company is actively engaged in seeking acquisitions of financial institutions whose management can continue to operate autonomously, yet benefit from the expertise and resources of the Company in such areas as audit, loan review, compliance, personnel, asset/ liability modeling, investment management and data processing. The Company believes that its record of allowing its subsidiaries to operate autonomously is a significant competitive advantage in successfully completing acquisitions. The Company generally seeks acquisitions within or near its primary market area, which it considers to be the portions of Indiana, Kentucky and Illinois that are within 250 miles of Evansville, Indiana. Since January 1, 1995, the Company has acquired ten financial institutions or branches of financial institutions.

    - INTERNAL GROWTH. Management believes that vigorous internal growth is an important component of corporate earnings performance. Management's focus is to remain loan-driven to increase leverage, although other opportunities will be considered. Affiliates in place for more than two years and operating at acceptable levels are expected to report annual internal earnings growth of at least 4%.

    - CONTROL COSTS. The Company seeks to control costs of its subsidiaries while expanding the range of services offered to customers. Management plans to continue to consolidate back-office operations of its subsidiaries, which are transparent to the customer, to control costs through economies of scale, to outsource functions to improve efficiency, and to move toward more incentive-based compensation. Products that have already been developed by the Company for its subsidiaries will be available to all new acquisitions, including MasterCard, PhoneBank, Express Bill Payer, ATM/Check Card, Paycheck Express Employee Benefits Program and Direct Access Cash Management business software.

    - MANAGE CREDIT QUALITY. The Company and its subsidiaries have adopted credit management policies under which loan officers maintain responsibility for the quality of the credits they originate and manage. The credit management process is supported by a collective and collaborative review and approval process and is balanced by a review, evaluation and grading process undertaken by the Company's loan review function. Senior management is actively involved in monitoring the credit quality of the loan portfolio. In addition, management's incentive compensation is affected by the Company's overall credit experience.

RECENT ACQUISITIONS

    The following is a brief description of the two acquisitions that the Company has completed since December 31, 1997:

    MAYFIELD BRANCH. On January 8, 1998, the Company's subsidiary, First Kentucky Bank, through an affiliate acquired the Mayfield, Kentucky branch of Republic Bank & Trust Company. First Kentucky Bank assumed deposit liabilities of $65.7 million in consideration of a deposit premium of $4.6 million. First Kentucky Bank also purchased the office facility and certain loans of the branch.

    BANK OF ILLINOIS IN MT. VERNON. On March 6, 1998, the Company acquired Vernois Bancshares, Inc., the holding company for Bank of Illinois in Mt. Vernon ("BOI"), an Illinois banking corporation with three offices in Mount Vernon, Illinois. The Company paid $27.5 million in cash for all of the outstanding stock. As of December 31, 1997, BOI had total assets of $163.5 million, net loans of $109.3 million and total deposits of $127.7 million. The acquisition was accounted for using the purchase method of accounting and the results of operations of BOI will be included in the Company's consolidated results of operations from the date of acquisition.

PENDING ACQUISITIONS

    The following is a brief description of the terms of the Pending
Acquisitions:

    ILLINOIS ONE BANK, NATIONAL ASSOCIATION. The Company is a party to an Agreement and Plan of Merger dated December 15, 1997 with Illinois One Bancorp, Inc. ("IOBI"), the holding company for Illinois One Bank, National Association ("IOB"), a national banking association with offices in Shawneetown, Elizabethtown and Golconda, Illinois. The agreement relates to the acquisition of IOB in a merger transaction in which up to 577,417 shares of Company common stock would be issued. As of December 31, 1997, IOB had total assets of $88.1 million, net loans of $48.4 million, total deposits of $76.4 million and total shareholders' equity of $10.9 million. The acquisition is subject to the approval of the shareholders of IOBI and the Federal Reserve. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the second quarter of 1998.

    TRIGG COUNTY FARMERS BANK. The Company is a party to an Agreement and Plan of Merger dated February 11, 1998, with Trigg Bancorp, Inc. ("TBI"), the holding company for Trigg County Farmers Bank ("TCFB"), a Kentucky banking corporation, which has three offices in Cadiz, Kentucky. The agreement relates to the acquisition of TBI in a merger transaction in which up to 736,278 shares of the Company's common stock would be issued. As of December 31, 1997, TCFB had total assets of $96.4 million, net loans of $52.1 million, total deposits of $72.3 million and total shareholders equity of $8.5 million. The acquisition is subject to the approval of the shareholders of TBI, the Federal Reserve and the Kentucky Department of Financial Institutions. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the second or third quarter of 1998.

    COMMUNITY FIRST BANK OF KENTUCKY AND COMMUNITY FIRST BANK, N.A. The Company is a party to an Agreement and Plan of Merger dated March 9, 1998, with Community First Financial, Inc. ("CFF"), the holding company for Community First Bank of Kentucky, a Kentucky banking corporation, which has two offices in Warsaw and Dry Ridge, Kentucky, and Community First Bank, National Association, a national banking association, which has six offices in Maysville, May's Lick and Mount Olivet, Kentucky and Aberdeen and Ripley, Ohio. The agreement relates to the acquisition of CFF in a merger transaction in which up to 1,441,862 shares of the Company's common stock would be issued to shareholders of CFF. As of December 31, 1997, CFF's subsidiary banks had total assets of $129.7 million, net loans of $101.9 million, total deposits of $114.0 million and total shareholders equity of $12.6 million. The acquisition of CFF is subject to the approval of the shareholders of CFF, the Federal Reserve and the Kentucky Department of Financial Institutions. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the second or third quarter of 1998.

                                   MANAGEMENT

    MICHAEL F. ELLIOTT is the Chairman of the Board and Chief Executive Officer of the Company, positions he has held since January 1998. Mr. Elliott was the Executive Vice President of the Company from December 1993 to December 1997 and Vice Chairman of the Board from January 1996 to December 1997. Previously, he was the Chairman of the Board, President and Chief Executive Officer of Sure Financial Corporation which the Company acquired in December 1993.

    ROBERT A. KEIL is the President of the Company, a position he has held since June 1993. From January 1991 to June 1993, he was an Executive Vice President of the Company. Mr. Keil first became an officer of the Company in 1985.

    CURTIS D. RITTERLING, age 41, is the Company's Executive Vice President, a position he has held since November 1997. From May 1995 to June 1997, he was Chairman of the Board, President and Chief Executive Officer of Boatman's Bank of South Central Illinois. From December 1990 to May 1995, he was Chairman of the Board, President and Chief Executive Officer of Boatman's Bank of Marshall, Missouri.

    Executive officers of the Company serve at the discretion of the Board of Directors.

    The Company's Board of Directors is divided into three classes of three or four directors each, with each class serving a staggered term of three years. The following table sets forth certain information respecting directors of the Company as of February 28, 1998:

                                                      DIRECTOR     YEAR TERM
NAME                                        AGE         SINCE       EXPIRES             PRESENT PRINCIPAL OCCUPATION
--------------------------------------      ---      -----------  -----------  ----------------------------------------------
Janice L. Beesley.....................          44         1995         1999   Chairman of the Board and Chief
                                                                                 Executive Officer, Alliance Bank

Michael F. Elliott....................          46         1994         1999   Chairman of the Board of Directors and
                                                                                 Chief Executive Officer of the Company

Susanne R. Emge.......................          56         1985         2000   Executive Director, St. Mary's Medical
                                                                                 Center Foundation

Donald G. Harris......................          65         1986         1999   Retired (1)

Dr. H. Ray Hoops......................          58         1996         1998   President, University of Southern Indiana

Robert A. Keil........................          54         1993         2000   President of the Company

John D. Lippert.......................          64         1985         1998   Retired (2)

Ronald G. Reherman....................          61         1985         1998   Chairman of the Board, President and
                                                                                 CEO, SIGCORP, Inc.; Chairman of
                                                                                 the Board, Southern Indiana Gas and
                                                                                 Electric Company

Laurence R. Steenberg.................          59         1985         2000   President, BST Corporation and Lot
                                                                                 Resources

Richard F. Welp.......................          56         1998         1999   South Region Manager, Countrymark
                                                                                 Cooperative, Inc.

------------------------

(1) Mr. Harris was the President of Mead John Nutritional Group from 1989 through 1993.

(2) Mr. Lippert was the Chairman of the Board and Chief Executive Officer of the Company from 1993 through 1997.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement is qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will be the Property Trustee and will act as trustee for the purpose of complying with the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. This summary of the material terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated by reference herein. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    Pursuant to the terms of the Trust Agreement, the Administrative Trustees, on behalf of NCBE Trust, will issue the Trust Securities. The Trust Agreement does not permit NCBE Trust to issue any securities other than the Trust Securities. All of the Common Securities, which will represent an aggregate liquidation amount equal to at least 3% of the total capital of NCBE Trust, will be owned by the Company.

    The Preferred Securities will represent undivided preferred beneficial interests in the assets of NCBE Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the holders of the Common Securities of NCBE Trust, as well as other benefits as described in the Trust Agreement. The Preferred Securities will rank PARI PASSU, and payments will be made thereon pro rata, with the Common Securities of NCBE Trust based on Liquidation Amounts, except as described under "--Subordination of Common Securities."

    Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities, but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when NCBE Trust does not have funds legally and immediately available to make such payments. See "Description of the Guarantee."

DISTRIBUTIONS

    PAYMENT OF DISTRIBUTIONS. Distributions on each Preferred Security will be payable at the annual rate of % of the stated Liquidation Amount of $25, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The amount of Distributions payable for any period will include the amount of additional interest accrued on interest in arrears and paid on a like amount of Subordinated Debentures. The record date will be, for so long as the Preferred Securities remain in book-entry form, one Business Day prior to the relevant Distribution Date and, in the event the Preferred Securities are not in book-entry form, the 15th day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from the date of original issuance. The first Distribution Date for the Preferred Securities will be June 30, 1998. The amount of Distributions payable for any full period will be computed on the basis of a 360-day year of twelve 30-day months and for any period of less than a full month will be computed on the number of days elapsed in such month. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions, interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally payable. As used in this Prospectus, a "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

    EXTENSION PERIOD. So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Subordinated Debentures at any time and from time to time for a period not exceeding 20 consecutive calendar quarters, including the first calendar quarter of such Extension Period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Maturity Date or end on a date other than an Interest Payment Date. As a consequence of any such election, quarterly Distributions on the Preferred Securities will be deferred by NCBE Trust during any such Extension Period. At the end of an Extension Period, the Company will pay on the Subordinated Debentures all interest then accrued and unpaid (together with interest thereon at the Coupon Rate, compounded quarterly, to the extent permitted by applicable law), which amounts will then be included in "Distributions." During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior in interest to the Subordinated Debentures (other than (a) dividends or distributions in Company common stock, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock under any of the Company's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, the Company may defer the payment of interest, provided that no Extension Period may exceed 20 consecutive calendar quarters (including the first calendar quarter of the extension period), or extend beyond the Maturity Date of the Subordinated Debentures or end on a date other than an Interest Payment Date. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

    CUMULATIVE DISTRIBUTIONS. The funds of NCBE Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures. See "Description of the Subordinated Debentures." If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent NCBE Trust has funds legally and immediately available for the payment of such Distributions) is guaranteed by the Company. See "Description of the Guarantee."

REDEMPTION

    The Company will have the right to redeem the Subordinated Debentures (i) on or after March 31, 2003, in whole at any time or in part from time to time, or
(ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Event (such 180 days being subject to extension following a Tax Event), in each case subject to Federal Reserve Approval.

    MANDATORY REDEMPTION. Upon the repayment or redemption, in whole or in part, of any Subordinated Debentures, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date") plus the related amount of the premium, if any, paid upon the concurrent redemption of a Like Amount of the Subordinated Debentures. See "Description of the Subordinated Debentures--Redemption." If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption of the Preferred Securities and the Common Securities pro rata based on Liquidation Amounts.

    DISTRIBUTION OF SUBORDINATED DEBENTURES. Subject to Federal Reserve Approval, the Company will have the right at any time to dissolve NCBE Trust and, after satisfaction of the liabilities to creditors of NCBE Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of Trust Securities in the liquidation of NCBE Trust.

    TAX EVENT REDEMPTION, INVESTMENT COMPANY EVENT REDEMPTION OR CAPITAL EVENT REDEMPTION. If a Tax Event, an Investment Company Event or a Capital Event in respect of the Trust Securities shall occur and be continuing, the Company has the right to redeem the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price within 180 days following the occurrence of such Tax Event, Investment Company Event or Capital Event. In the event a Tax Event, Investment Company Event or Capital Event in respect of the Trust Securities has occurred and is continuing and the Company does not elect to redeem the Subordinated Debentures and thereby cause a mandatory redemption of such Trust Securities or to dissolve NCBE Trust and cause the Subordinated Debentures to be distributed to holders of such Trust Securities in liquidation of NCBE Trust as described below, such Trust Securities will remain outstanding and, in the event of a Tax Event (or otherwise), Additional Sums (as defined below) may be payable on the Subordinated Debentures. With respect to a Tax Event, if the Company can eliminate within the 180-day period the Tax Event by taking some ministerial action that has no adverse effect on the Company, the holders of Subordinated Debentures or Trust Securities, or NCBE Trust, the Company will take such action and may not cause a redemption during that period. If the Company pursues such ministerial action, the time for redemption shall be extended an additional 180 days.

    "Additional Sums" includes additional amounts as may be necessary in order that the amount of Distributions then due and payable by NCBE Trust on the outstanding Trust Securities shall not be reduced as a result of any additional taxes, duties, assessments and other governmental charges of whatever nature to which NCBE Trust has become subject.

    "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative aggregate Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Subordinated Debentures to holders of Trust Securities in connection with a termination or liquidation of NCBE Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Subordinated Debentures are distributed which Subordinated Debentures will carry accumulated interest in an amount equal to the accumulated and unpaid interest then due.

    "Liquidation Amount" means the stated amount of $25 per Trust Security.

    REDEMPTION PROCEDURES. Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that NCBE Trust has funds on hand available for the payment of such Redemption Price. See "--Subordination of Common Securities."

    If the Property Trustee gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, New York City Time, on the Redemption Date, to the extent funds are legally and immediately available, and as long as the Preferred Securities are in book-entry form, the Property Trustee will deposit with the Depositary funds sufficient to pay the Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price. See "Book-Entry Issuance." If such Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are legally and immediately available, will deposit with the Paying Agent for such Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give such Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of the certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price and any Distributions payable on or prior to the Redemption Date, but without interest and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional Distribution, interest or other payment in respect of any such delay). In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by NCBE Trust or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by NCBE Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of the Guarantee."

    Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

    Payment of the Redemption Price on the Preferred Securities and any distribution of Subordinated Debentures to holders of Preferred Securities shall be made to the applicable record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which date shall be one Business Day prior to the relevant Redemption Date; provided, however, that in the event that any Preferred Securities are not in book-entry-only form, the relevant record date for such Preferred Securities shall be a date at least 15 days prior to the Redemption Date.

    If less than all of the Trust Securities issued by NCBE Trust are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Securities to be redeemed shall be allocated pro rata to the Trust Securities based upon the relative aggregate Liquidation Amounts of each class. The particular Preferred Securities to be redeemed shall be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of the Preferred Securities of a denomination larger than $25. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of the Preferred Securities shall relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the relative aggregate Liquidation Amounts of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date an Event of Default resulting from a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price, the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

    In the case of any Event of Default resulting from a Debenture Event of Default, the Company, as holder of the Common Securities, will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to such Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    The amount payable on the Preferred Securities in the event of any liquidation of NCBE Trust, after satisfaction of liabilities to creditors, is $25 per Preferred Security plus accrued and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions.

    The Company, as the holder of the Common Securities, will have the right at any time to dissolve NCBE Trust and, after satisfying all liabilities to creditors of NCBE Trust as required by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities. Such right is subject to Federal Reserve Approval.

    In addition, pursuant to the Trust Agreement, NCBE Trust shall automatically dissolve upon expiration of its term and shall earlier dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of a Like Amount of the Subordinated Debentures to the holders of its Trust Securities, if the Company, as Depositor, has given written direction to the Property Trustee to dissolve NCBE Trust at any time (which direction is optional and wholly within the discretion of the Company, as Depositor), subject to Federal Reserve Approval; (iii) redemption of all of the Preferred Securities as described under "--Redemption;" and (iv) the entry of an order for the dissolution of NCBE Trust by a court of competent jurisdiction.

    If an early dissolution occurs as described in clause (i), (ii) or (iv) above, NCBE Trust shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of NCBE Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of NCBE Trust available for distribution to holders, after satisfaction of liabilities to creditors of NCBE Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because NCBE Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by NCBE Trust on the Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities.

    After the liquidation date fixed for any distribution of Subordinated Debentures for Trust Securities (i) such Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company, its nominee or successor (the "Depositary"), as the record holder of the Trust Securities, will receive a registered global certificate or certificates representing a Like Amount of Subordinated Debentures to be delivered upon such distribution, (iii) the Company will use reasonable effort to cause the Subordinated Debentures to be approved for listing on the Nasdaq National Market (or other exchange on which the Preferred Securities are then listed or approved for quotation), (iv) any certificates representing Trust Securities not held by the Depositary or its nominee will be deemed to represent the Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Trust Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Trust Securities until such certificates are presented to the Securities Registrar or their agent for transfer or reissuance and (v) all rights of the holders of Trust Securities will cease except the right to receive Subordinated Debentures upon surrender of the certificates evidencing the Trust Securities.

    Under current United States federal income tax law and interpretations and assuming, as expected, NCBE Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences." If the Company elects neither to redeem the Subordinated Debentures, nor to liquidate NCBE Trust and distribute the Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

    If the Company elects to dissolve NCBE Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of NCBE Trust, the Company shall continue to have the right to shorten or extend the maturity of such Subordinated Debentures, subject to certain conditions. See "Description of the Subordinated Debentures--General."

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of NCBE Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Debentures that the investor may receive on dissolution and liquidation of NCBE Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

EVENTS OF DEFAULT AND NOTICE

    Any one of the following events constitutes an Event of Default under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (i) the occurrence of a Debenture Event of Default under the Indenture (see "Description of the Subordinated Debentures--Debenture Events of Default"); or

        (ii) default by NCBE Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

       (iii) default by the NCBE Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

        (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clauses (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

        (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

    Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as Depositor, unless such Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon dissolution of NCBE Trust as described above. See "--Liquidation Distribution Upon Dissolution." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF TRUSTEES

    Unless a Debenture Event of Default shall have occurred and be continuing, any Trustee may be removed at any time by the holders of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of at least a majority of in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

    Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property, as defined in the Indenture, may at the time be located, the Company, as the holder of the Common Securities, shall have power (and at the request of the Property Trustee will execute documents necessary) to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, or the Company does not join in such appointment within 15 days after receipt of request, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

    Any person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such person shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF NCBE TRUST

    NCBE Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below or above under "--Liquidation Distribution Upon Dissolution." NCBE Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of NCBE Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee in its capacity as the holder of the Subordinated Debentures, (iii) the Successor Securities are quoted, or any Successor Securities will be approved for quotation upon notification of issuance, on the Nasdaq National Market or any national securities exchange or other organization on which the Preferred Securities are then approved for quotation or listed, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) such successor entity has a purpose substantially identical to that of NCBE Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to NCBE Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither NCBE Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (vii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, NCBE Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause NCBE Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

    Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

    The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) in connection with the appointment of a successor Trustee, (ii) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that NCBE Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that NCBE Trust will not be treated as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (ii), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any such amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. The Trust Agreement may be amended by the Trustees and the Company with (i) the consent of holders representing not less than a majority in the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect NCBE Trust's status as a grantor trust for United States federal income tax purposes or NCBE Trust's exemption from status as an "investment company" under the Investment Company Act. Notwithstanding anything in this paragraph to the contrary, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

    So long as any Subordinated Debentures are held by the Property Trustee, the Property Trustee shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Property Trustee shall obtain an opinion of counsel experienced in such matters to the effect that NCBE Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

    Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of Preferred Securities will be required for NCBE Trust to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

    Notwithstanding the fact that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

    The Preferred Securities will be represented by one or more global certificates registered in the name of the Depositary or its nominee ("Global Preferred Security"). Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary. Except as described below, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

    A global security shall be exchangeable for Preferred Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for such global security and is unable to appoint a qualified successor depositary or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered to act as such Depositary, (ii) the Company in its sole discretion determines that such global security shall be so exchangeable, or (iii) there shall have occurred and be continuing a Debenture Event of Default and owners of Preferred Securities aggregating at least a majority of the aggregate Liquidation Amount, request, in writing, a change in the Depositary. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary with respect to ownership of beneficial interests in such global security. In the event that Preferred Securities are issued in definitive form, such Preferred Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

    Payments on Preferred Securities represented by a global security will be made to the Depositary, as the depositary for the Preferred Securities. In the event the Preferred Securities are issued in definitive form, Distributions will be payable, at the corporate office of the Property Trustee in Wilmington, Delaware, or at the offices of any Paying Agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Preferred Securities are issued in certificated form, the record dates for payment of Distributions will be the 15th day of the month in which the relevant Distribution Date occurs. The transfer of Preferred Securities will be registrable at the corporate offices of the registrar of Trust Securities which shall initially be the Property Trustee. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

    Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of the Depositary, the Depositary for such Global Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Preferred Securities represented by such Global Preferred Securities to the accounts of persons having accounts with the Depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

    So long as the Depositary for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Trust Agreement governing such Preferred Securities. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Trust Agreement.

    None of the Company, NCBE Trust, the Property Trustee, any Paying Agent, or the Securities Registrar for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depositary for Preferred Securities or its nominee, upon receipt of any payment of the Liquidation Amount, Redemption Price or Distributions in respect of the Global Preferred Security immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Preferred Security as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Preferred Securities shall be made to the Paying Agent, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register of holders of Preferred Securities. The Paying Agent shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee, the Administrative Trustees and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

    The Property Trustee will act as registrar and transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of NCBE Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. NCBE Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate NCBE Trust in such a way that NCBE Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United Stated federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of NCBE Trust or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities.

    Holders of the Preferred Securities have no preemptive or similar rights.

    The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

    Concurrently with the issuance of the Preferred Securities, NCBE Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Subordinated Debentures to be issued by the Company. The Subordinated Debentures will be issued as unsecured debt under the
Indenture, dated as of March   , 1998 ("Indenture"), between the Company and
Wilmington Trust Company, as trustee (the "Debenture Trustee"). The following summary of the material terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. The Indenture will be qualified under the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein by reference.

GENERAL

    The Subordinated Debentures will bear interest at the annual rate of   %
(the "Coupon Rate") of the principal amount thereof, on any overdue principal and (to the extent enforceable under applicable law) on any overdue installment of interest, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each, an "Interest Payment Date") beginning June 30, 1998, to the person in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the fifteenth day of the last month of the calendar quarter. The term "interest" as used herein shall also include Additional Sums (as defined below), as applicable. Interest will begin to accrue from the date of original issuance of the Subordinated Debentures. It is anticipated that, until the liquidation, if any, of NCBE Trust, the Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the number of days elapsed in such month. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally payable.

    The Subordinated Debentures will mature and the unpaid principal thereon will be payable on the Scheduled Maturity Date, March 31, 2028, which date may be (i) extended at the option of the Company to a date not later than March 31, 2037, subject to Federal Reserve Approval, or (ii) shortened (a) by redemption at the option of the Company on or after March 31, 2003, subject to Federal Reserve Approval, or (b) by declaration of acceleration, notice of redemption (including redemption following a Tax Event, Investment Company Event, or Capital Event, as described below), or otherwise.

    The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt and Additional Senior Obligations (each as defined herein) of the Company. See "--Subordination." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any of its subsidiaries, upon any such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of such subsidiary. Accordingly, the Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Subordinated Debentures should look only to the assets of the Company for payments on the Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt or Additional Senior Obligations, whether under the Indenture or any existing indenture or other indenture that the Company may enter into in the future or otherwise. See "--Subordination."

    The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture at any time during the term of the Subordinated Debentures to defer the payment of interest for a period not exceeding 20 consecutive calendar quarters, including the first calendar quarter of such period (each such period an "Extension Period"), provided that no Extension Period may extend beyond the Maturity Date of the Subordinated Debentures or end on a date other than an Interest Payment Date. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid, including Additional Sums (together with interest thereon at the Coupon Rate, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Subordinated Debentures (or holders of Preferred Securities while such securities are outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

    During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Subordinated Debentures) that rank PARI PASSU with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU or junior in interest to the Subordinated Debentures (other than (a) dividends or distributions in Company common stock, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, and (d) purchases of common stock related to rights under any of the Company's benefit plans for its directors, officers or employees).

    Prior to the termination of any Extension Period, the Company may further extend the interest payment period, provided that no Extension Period (with all previous and further extensions thereof) may exceed 20 consecutive calendar quarters (including the first calendar quarter of the extension period), extend beyond the Maturity Date of the Subordinated Debentures or end on a date other than an Interest Payment Date. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof, but the Company may prepay at any time, without premium or penalty, all or any portion of any amounts accrued during the Extension Period. The Company must provide notice of its election pursuant to the Indenture and the Administrative Trustees shall give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.

SHORTENING OR EXTENDING MATURITY DATE

    The Subordinated Debentures will mature on the Scheduled Maturity Date, March 31, 2028, which date may be shortened (a) by redemption at the option of the Company on or after March 31, 2003, subject to Federal Reserve Approval, or
(b) by declaration of acceleration, notice of redemption (including redemption following a Tax Event, Investment Company Event, or Capital Event, as described below), or otherwise. Such date may also be extended at any time before the day which is 90 days before the Scheduled Maturity Date at the election of the Company, but in no event to a date later than March 31, 2037, provided that at the time such notice of such election is provided and as of the Scheduled Maturity Date, (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) NCBE Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. In the event that the Company elects to extend the Maturity Date of the Subordinated Debentures, it shall give notice to the Debenture Trustee, to NCBE Trust and to the holders of the Subordinated Debentures no more than 180 days and no less than 90 days prior to the Scheduled Maturity Date. Such extension is also subject to Federal Reserve Approval.

ADDITIONAL SUMS

    If the Property Trustee or NCBE Trust is required to pay any additional taxes, duties, assessments or other governmental charges of whatever nature (other than withholding taxes), the Company will pay as additional amounts on the Subordinated Debentures such additional amounts ("Additional Sums") as shall be required so that the Distributions payable by NCBE Trust shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION

    Subject to Federal Reserve Approval, the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after March 31, 2003, in whole at any time or in part from time to time or (ii) at any time in whole (but not in part) upon the occurrence and during the continuance of a Tax Event, an Investment Company Event or a Capital Event, in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

    With respect to a Tax Event, if the Company can eliminate within the 180-day period, the Tax Event by taking some ministerial action that has no adverse effect on the Company, the holders of Subordinated Debentures or Trust Securities, or NCBE Trust, the Company will take such action and may not cause a redemption during that period. If the Company pursues such ministerial action, the time for redemption shall be extended an additional 180 days.

    "Tax Event" means the receipt by NCBE Trust of an opinion of counsel (which may be counsel to the Company) experienced in such matters to the effect that, as a result of any amendment to, or change in (including any announced prospective change), the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Subordinated Debentures, there is more than an insubstantial risk that (i) interest payable by the Company on the Subordinated Debentures is not, or within 90 days after the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes,
(ii) NCBE Trust is, or will be within 90 days after the date of such opinion, subject to United States federal income tax with respect to interest received or accrued on the Subordinated Debentures, or (iii) NCBE Trust is, or will be within 90 days after the date of such opinion, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.

    An "Investment Company Event" means the receipt by NCBE Trust of an opinion of counsel (which may be counsel to the Company) experienced in such matters to the effect that, as a result of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that NCBE Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the Preferred Securities.

    A "Capital Event" means that NCBE Trust has received an opinion of counsel (which may be counsel to the Company) experienced in such matters that the Company cannot, or within 90 days after the date of such opinion, will not be permitted by the applicable regulatory authorities, due to a change in law, regulation, policy or guideline or change in interpretation or application of law or regulation, policy or guideline, to account for the Preferred Securities as Tier 1 Capital under the capital guidelines or policies of the Federal Reserve.

    Any partial redemption of the Subordinated Debentures will be effected by the redemption of an equivalent amount, based on Liquidation Amounts, of Trust Securities, to be allocated pro rata between the Preferred Securities and the Common Securities unless an Event of Default resulting from a Debenture Event of Default shall have occurred and be continuing as of the applicable Redemption Date or Distribution Date. See "Description of the Preferred Securities--Redemption." If a partial redemption of the Subordinated Debentures would result in de-listing the Preferred Securities from the Nasdaq

National Market (or any other organization or national securities exchange on which the Preferred Securities are then listed or approved for quotation), the Company may only redeem the Subordinated Debentures in whole.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Subordinated Debentures or portions thereof called for redemption.

    The Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

    As described under "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution," under certain circumstances involving the termination of NCBE Trust, the Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of NCBE Trust after satisfaction of liabilities to creditors of NCBE Trust as provided by applicable law. If distributed to holders of Preferred Securities in liquidation, it is anticipated that the Subordinated Debentures will initially be issued in the form of one or more global securities and the Depositary, or any successor depositary for the Preferred Securities, will act as depositary for the Subordinated Debentures. It is anticipated that the depositary arrangements for the Subordinated Debentures would be substantially identical to those in effect for the Preferred Securities. If the Subordinated Debentures are issued as global securities in connection with the distribution to the holders of Preferred Securities upon the liquidation of NCBE Trust, the Company will use its best efforts to have the Subordinated Debentures approved for listing on the Nasdaq National Market or such stock exchange, if any, on which the Preferred Securities are then listed or approved for quotation. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

    If at any time (i) there shall have occurred any event that would constitute a Debenture Event of Default, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee, or (iii) the Company shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the Subordinated Debentures or such Extension Period, or any extension thereof, shall be continuing, the Company will not (a) declare or pay any dividends on or make any distributions with respect to, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (b) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU or junior in interest to the Subordinated Debentures (other than (1) dividends or distributions in Company common stock, (2) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (3) payments under the Guarantee and (4) purchases of common stock related to rights under any of the Company's benefit plans for its directors, officers or employees).

SUBORDINATION

    The Indenture provides that any Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to the prior payment in full of all Senior Debt and Additional Senior Obligations. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, or any bankruptcy, insolvency, or other proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt and Additional Senior Obligations will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt and Additional Senior Obligations before the holders of Subordinated

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Debentures will be entitled to receive any payment in respect of the principal of or interest, if any, on the Subordinated Debentures.

    No payments on account of principal or interest (including redemption and sinking finance payments), if any, in respect of the Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt or Additional Senior Obligations or an event of default with respect to any Senior Debt or Additional Senior Obligations resulting in the acceleration of the maturity thereof.

    "Debt" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; and (vi) every obligation of the type referred to in clauses (i) through (v) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

    "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is PARI PASSU with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of the Company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) Debt to any employee of the Company, (iv) Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject.

    "Additional Senior Obligations" means all indebtedness of the Company whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Debt or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated Debentures or to rank PARI PASSU in right of payment with the Subordinated Debentures. For purposes of this definition, "claim" shall have the meaning assigned thereto in
Section 101(4) of the United States Bankruptcy Code of 1978, as amended.

    The Indenture places no limitation on the amount of additional Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt and Additional Senior Obligations.

DENOMINATIONS, REGISTRATION AND TRANSFER

    Initially, the Subordinated Debentures will be registered in the name of the Property Trustee. If the Subordinated Debentures are distributed to the holders of the Preferred Securities upon the liquidation of

NCBE Trust, it is anticipated that the Subordinated Debentures will then be represented by global certificates registered in the name of the Depositary or its nominee. Beneficial interests in the Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary. If the Subordinated Debentures are maintained by the Depositary, it is anticipated that substantially the same procedures will be applicable to the Subordinated Debentures as are described under "Description of the Preferred Securities--Global Preferred Securities." See also "Book-Entry Issuance."

    The Company will appoint the Debenture Trustee as securities registrar under the Indenture (the "Securities Registrar"). Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the Securities Registrar. The Company may at any time rescind the designation of any such registrar or approve a change in the location through which any such registrar acts. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures. In the event of any redemption, neither the Company nor the Securities Registrar shall be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

PAYMENT AND PAYING AGENTS

    Payment of principal of and any interest on the Subordinated Debentures initially will be made at the office of the Debenture Trustee in the City of Wilmington, Delaware, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by wire transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the record date. Notwithstanding the foregoing, so long as the Property Trustee holds the Subordinated Debentures, payments shall be made at the time and place designated by the Property Trustee. Payment of any interest on Subordinated Debentures will be made to the person in whose name such Subordinated Debentures is registered at the close of business on the record date for such interest payment, except in the case of Defaulted Interest. So long as the Subordinated Debentures remain outstanding, the Company will maintain an office or agency in Evansville, Indiana, or the office of the Property Trustee, and unless the Property Trustee is the only registered holder of the Subordinated Debentures, in the Borough of Manhattan, New York City.

    Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of or interest on the Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the written request of the Company, be repaid to the Company and the holder of such Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

MODIFICATION OF INDENTURE

    From time to time the Company and the Debenture Trustee may, without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture, extend the maturity of the Subordinated Debentures beyond the Scheduled Maturity Date (other than in accordance with the terms of the Indenture governing such extensions), or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, reduce the percentage of principal amount of Subordinated Debentures the holders of which are required to consent to any such modification of the Indenture.

DEBENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes an event of default ("Debenture Event of Default") with respect to the Subordinated Debentures:

        (i) failure for 30 days to pay any interest on the Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

        (ii) failure to pay any principal on the Subordinated Debentures when due and payable whether at the Scheduled Maturity Date, upon redemption, by declaration of acceleration or otherwise (subject to the deferral of any due date in the case of an Extension Period); or

       (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after proper written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures; or

        (iv) certain events in bankruptcy, insolvency or reorganization of the Company; or

        (v) under certain circumstances, the dissolution, winding up, or termination of NCBE Trust.

    Within the limits of the Indenture, and subject to the Indenture Trustee's rights to decline to take action exposing it to personal liability, the holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee, amounts payable to the Debenture Trustee have been paid, and all Debenture Events of Default (other than the non-payment of the principal of the Subordinated Debentures which has become due solely by such acceleration) have been removed or waived. Should the holders of the Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities shall have waiver rights.

    The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

    In case a Debenture Event of Default shall occur and be continuing, and as long as the Property Trustee is the holder of the Subordinated Debentures, the Property Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the Redemption Date), a holder of Preferred Securities may institute a Direct Action. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, NCBE Trust may become subject to the periodic reporting obligations of the Exchange Act. The Company has the right under the Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

    The holders of the Preferred Securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of the Preferred Securities--Events of Default and Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Company may consolidate with or merge into any other Person or sell, convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, subject to the following covenants and agreements: (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

    The general provisions of the Indenture do not afford holders of the Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Subordinated Debentures.

SATISFACTION AND DISCHARGE

    The Indenture provides that when, among other things, all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation
(i) have become due and payable or (ii) will become due and payable at their Maturity Date within one year or (iii) or are to be called for redemption within one year under arrangements satisfactory to the Debenture Trustee for the giving of notice, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount in which the Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the Maturity Date, and the Company pays all other sums payable under the Indenture, then the Indenture will cease to be of further effect (except as to certain administrative and other obligations) and the Company will be deemed to have satisfied and discharged the Indenture.

GOVERNING LAW

    The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Indiana.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

    The Company has covenanted, as to the Subordinated Debentures, (i) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities, (ii) not to voluntarily dissolve, wind-up or liquidate NCBE Trust, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the NCBE Trust Agreement, to cause (a) NCBE Trust to remain classified as a grantor trust and not as an association taxable as a corporation or partnership for United States federal income tax purposes and (b) each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Subordinated Debentures.

                              BOOK-ENTRY ISSUANCE

    The Depositary will act as securities depositary for all of the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global certificates will be issued for the Preferred Securities and will be deposited with the Depositary.

    The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

    Purchases of Preferred Securities within the Depositary system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on the Depositary's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities of NCBE Trust is discontinued.

    To facilitate subsequent transfer, all Preferred Securities deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Preferred Securities with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Preferred Securities; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices will be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Preferred Securities are being redeemed, the Depositary will determine by lot the amount of interest of each Direct Participant in such Preferred Securities to be redeemed. Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, the Depositary would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distribution payments on the Preferred Securities will be made by the Paying Agent to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participant and not of the Depositary, the relevant Trustee, NCBE Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to the Depositary is the responsibility of the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    The Depositary may discontinue providing its services as securities depositary with respect to any of the Preferred Securities at any time by giving reasonable notice to the relevant Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Preferred Security certificates representing such Preferred Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary). After a Debenture Event of Default, the holders of a majority in aggregate Liquidation Amount of Preferred Securities may determine to discontinue the system of book-entry transfers through the Depositary. In any such event, definitive certificates for such Preferred Securities will be printed and delivered.

    The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that NCBE Trust and the Company believe to be accurate, but NCBE Trust and the Company assume no responsibility for the accuracy thereof. Neither NCBE Trust nor the Company has any responsibility for the performance by the Depositary or its Participants of their

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respective obligations as described herein or under the rules and procedures governing their respective operation.

    In the event that NCBE Trust is dissolved and the Subordinated Debentures are distributed to the Depositary (as holder of the Preferred Securities), the depository arrangements and book-entry system applicable thereto will be substantially similar to those applicable to the Preferred Securities. See "Description of the Preferred Securities--Global Preferred Securities."

                          DESCRIPTION OF THE GUARANTEE

    The Preferred Securities Guarantee Agreement (the "Guarantee") will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders of the Preferred Securities. Wilmington Trust Company will act as trustee under the Guarantee (the "Guarantee Trustee") for the purposes of compliance with the Trust Indenture Act, and the Guarantee will be qualified as an indenture under the Trust Indenture Act. The following summary of the material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

    Pursuant to the Guarantee, the Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that NCBE Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of NCBE Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that NCBE Trust has funds legally and immediately available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that NCBE Trust has funds legally and immediately available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of NCBE Trust (unless the Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the Liquidation Distribution to the extent NCBE Trust has funds legally and immediately available therefor at such time and (b) the amount of assets of NCBE Trust remaining available for distribution to holders of Preferred Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing NCBE Trust to pay such amounts to such holders.

    The Guarantee will not apply to any payment of Distributions except to the extent NCBE Trust has funds legally and immediately available therefor. If the Company does not make principal or interest payments on the Subordinated Debentures held by NCBE Trust, NCBE Trust will not pay Distributions on the Preferred Securities and will not have funds legally available therefor.

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt and Additional Senior Obligations of the Company in the same manner as the Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt and Additional Senior Obligations.

    The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by NCBE Trust or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of its subsidiaries upon liquidation or reorganization or otherwise is subject to the prior claims of creditors of a subsidiary, except to the extent the Company may itself be recognized as a creditor of such subsidiary. The Company's obligations under the Guarantee, therefore, will be effectively subordinated to all existing and future liabilities of its subsidiaries, and claimants should look only to the assets of the Company for payments thereunder.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against NCBE Trust, the Guarantee Trustee or any other person or entity.

    The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable upon liquidation of NCBE Trust or upon distribution of the Subordinated Debentures to the holders of the Preferred

Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

    The Guarantee will be governed by and construed in accordance with the laws of the State of Indiana.

                               EXPENSE AGREEMENT

    Pursuant to the Agreement as to Expenses and Liabilities entered into by the Company under the Trust Agreement (the "Expense Agreement"), the Company will irrevocably and unconditionally guarantee to each person or entity to whom NCBE Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of NCBE Trust, other than obligations of NCBE Trust to pay to the holders of the Preferred Securities or other similar interests in NCBE Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. Third party creditors of NCBE Trust may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                          THE SUBORDINATED DEBENTURES
                               AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Preferred Securities (to the extent NCBE Trust has funds available for the payment of such Distributions and other amounts) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and NCBE Trust believe that, taken together, the Company's obligations under the Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of NCBE Trust's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, NCBE Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when NCBE Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all Preferred Securities) is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt and Additional Senior Obligations.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) the Company will pay for any and all costs, expenses and liabilities of NCBE Trust except

NCBE Trust's obligations to holders of the Preferred Securities; and (iv) the Trust Agreement further provides that NCBE Trust will not engage in any activity that is not consistent with the limited purposes of NCBE Trust.

    Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder if and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, NCBE Trust or any other person or entity.

    A default or event of default under any Senior Debt or Additional Senior Obligations of the Company would not constitute a Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt or Additional Senior Obligations of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt or Additional Senior Obligations have been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute a Debenture Event of Default and, correspondingly an Event of Default.

LIMITED PURPOSE OF NCBE TRUST

    The Preferred Securities evidence a beneficial interest in the assets of NCBE Trust, and NCBE Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and Common Securities, (ii) investing the proceeds thereof in the Subordinated Debentures, and (iii) engaging in activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a Preferred Security and a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on the Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from NCBE Trust (or from the Company under the Guarantee) if and to the extent NCBE Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

    Upon any voluntary or involuntary dissolution, winding-up or liquidation of NCBE Trust involving the liquidation of the Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by NCBE Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt and Additional Senior Obligations as set forth in the Indenture, but entitled to receive payment in full of principal and interest before any shareholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of NCBE Trust (other than NCBE Trust's obligations to the holders of the Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Subordinated Debentures relative to other creditors and to shareholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    This section is a summary of the material United States federal income tax considerations that may be relevant to the purchasers of Preferred Securities and represents the opinion of Baker & Daniels, counsel to the Company, insofar as it relates to matters of law and legal conclusions. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended ("Code"), the regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effects. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. See "--Possible Changes in Tax Laws." Furthermore, the authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of Preferred Securities may differ from the treatment described below.

    No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of Preferred Securities. Moreover, the discussion generally focuses on holders of Preferred Securities who are individual citizens or residents of the United States and who acquire Preferred Securities on their original issue at their offering price and hold Preferred Securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities.

    Each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Preferred Securities.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

    The Company intends to take the position that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law and, by acceptance of a Preferred Security, each holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial interest in the Subordinated Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF NCBE TRUST

    Under current law and assuming full compliance with the terms of the Trust Agreement and Indenture, NCBE Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be treated as owning an undivided beneficial interest in the Subordinated Debentures, and each holder will be required to include in its return any income, gain, loss or expense with respect to its allocable share of the Subordinated Debentures.

    Because income on the Preferred Securities will constitute interest income for United States Federal income tax purposes, corporate holders of Preferred Securities will not be entitled to claim a dividends received deduction in respect of such income.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

    The Company's option to extend the interest payment period on the Subordinated Debentures may cause the indebtedness to be issued with original issue discount ("OID"). Under current Treasury regulations (the "Regulations"), a contingency that stated interest will not be timely paid that is "remote" will be ignored in determining whether such debt instrument is issued with OID. Because the exercise by the Company of its option to defer the payment of stated interest on the Subordinated Debentures would prevent the Company from declaring dividends on any class of equity, the Company believes that the likelihood of its exercising the option is "remote" within the meaning of the Regulations. As a result, the Company intends to take the position that the Subordinated Debentures will not be deemed to be issued with OID at the time of their initial issuance. If this position is sustained, a holder of the Preferred Securities should include in gross income such holder's allocable share of interest on the Subordinated Debentures in accordance with such holder's method of tax accounting.

    There can be no assurance, however, that the Internal Revenue Service will not successfully contest the Company's position. If the Internal Revenue Service were successful in such a contention, then all of the stated interest payments on the Subordinated Debentures would be treated as OID. In such case, the holders of the Preferred Securities would be required to include OID in income on an economic accrual basis regardless of whether any interest is actually paid or their method of tax accounting, but will not be required to report actual payments of interest as taxable income.

    If the Company's position that there is no OID initially is upheld, but the Company exercises its option to defer any payment of interest, the Subordinated Debentures would at the time of such exercise be treated as issued with OID, and all stated interest thereafter payable on the Subordinated Debentures would be treated as OID. In such event, the holders of the Preferred Securities would be required to account for the OID as stated in the immediately preceding paragraph. Consequently, a holder of Preferred Securities would be required to include in gross income OID even though the Company would not make any actual interest payments during an Extension Period.

MARKET DISCOUNT AND ACQUISITION PREMIUM

    Holders of Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Subordinated Debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF NCBE TRUST

    Under certain circumstances, as described under "Description of the Preferred Securities--Redemption," the Subordinated Debentures may be distributed to holders of Preferred Securities upon a liquidation of NCBE Trust. Under current United States federal income tax law, such a distribution would be treated as a nontaxable exchange to each such holder and would result in such holder having an aggregate tax basis in the Subordinated Debentures received in the liquidation equal to such holder's aggregate tax basis in the Preferred Securities immediately before the distribution. A holder's holding period in the Subordinated Debentures so received in liquidation of NCBE Trust would include the period for which such holder held the Preferred Securities.

    If, however, a Tax Event occurs which results in NCBE Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to NCBE Trust and to holders of the

Preferred Securities. Each holder of Preferred Securities would recognize gain or loss as if such holder exchanged the Preferred Securities for the Subordinated Debentures it received upon liquidation of NCBE Trust. Under certain circumstances described herein, the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition, and a holder would recognize gain or loss as if the holder sold such Preferred Securities for cash. See "Description of the Preferred Securities--Redemption."

DISPOSITION OF THE PREFERRED SECURITIES

    A holder of Preferred Securities that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis for the Preferred Securities and the amount realized on the sale of such Preferred Securities. Assuming that the Company's position that there is no OID initially is upheld, and that the Company does not exercise its option to defer payment of interest on the Subordinated Debentures, a Preferred Security holder's adjusted tax basis for the Preferred Securities generally will be its initial purchase price. If the Subordinated Debentures are deemed to have been issued initially with OID, or OID results due to the Company's deferral of any interest payment, a Preferred Security holder's adjusted tax basis for the Preferred Securities generally will be its initial purchase price, increased by OID previously included in such holder's gross income to the date of disposition and decreased by distributions and other payments received on the Preferred Securities since the date the Subordinated Debentures are deemed to have OID. Such gain or loss generally will be a capital gain or loss (except to the extent any amount realized is treated as a payment of accrued interest with respect to such holder's pro rata share of the Subordinated Debentures) and will be a long-term capital gain or loss if the Preferred Securities have been held for more than eighteen months.

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder that disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include as ordinary income either OID (if applicable) or accrued but unpaid interest on the Subordinated Debentures through the date of disposition. To the extent the amount realized is less than the holder's adjusted tax basis, a holder will generally recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

POSSIBLE CHANGES IN TAX LAWS

    Certain legislative proposals were made in 1996 and 1997 which were designed to eliminate the ability of issuers of certain instruments to deduct interest paid on those instruments. These proposals were not, however, incorporated into the legislation recently enacted as the Taxpayer Relief Act of 1997. Nevertheless, there can be no assurance that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct interest payable on the Subordinated Debentures, and such legislation could be retroactive in effect. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, March 31, 2003. See "Description of the Subordinated Debentures--Redemption" and "Description of the Preferred Securities--Redemption--Tax Event Redemption, Investment Company Event Redemption or Capital Event Redemption."

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Payments with respect to, and the amount of OID accrued on, the Preferred Securities held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the Internal Revenue Service on Forms 1099, which forms should be mailed to such holders of Preferred Securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability provided the required information is provided to the Internal Revenue Service.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

    Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans"), generally may purchase Preferred Securities, subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

    In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons with respect to which the Company or an affiliate is a fiduciary or Plans for which the Company or an affiliate provides services). The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

    As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Preferred Securities unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any other Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement among J.J.B. Hilliard, W.L. Lyons, Inc. and NatCity Investments, Inc. (the "Underwriters") and the Company and NCBE Trust, the Underwriters have, severally and not jointly, agreed to purchase from NCBE Trust, and NCBE Trust has agreed to sell to the Underwriters, the respective numbers of the Preferred Securities set forth opposite their respective names below.

                                                            NUMBER OF
                                                            PREFERRED
NAME OF UNDERWRITER                                         SECURITIES
------------------------------------------------------  ------------------
J.J.B. Hilliard, W.L. Lyons, Inc......................
NatCity Investments, Inc..............................
                                                             ----------
  Total...............................................        1,200,000
                                                             ----------
                                                             ----------

    The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions, including, among other things, the continuing accuracy of the representations and warranties of the Company and NCBE Trust contained in the Underwriting Agreement, the performance by the Company and NCBE Trust of their obligations under the Underwriting Agreement and the receipt of certain opinions of counsel in form and substance reasonably satisfactory to counsel for the Underwriters. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the Preferred Securities, if any are purchased.

    The Underwriters propose to offer the Preferred Securities directly to the public at the initial public offering price set forth on the cover page of this Prospectus. The Underwriters have advised the Company and NCBE Trust that sales of the Preferred Securities to certain dealers may be made at a concession not
in excess of $     per Preferred Security, and that the Underwriters may allow,
and such dealers may reallow, discounts not in excess of $     per Preferred
Security on sales to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters. Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

    In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as Underwriters' Compensation for the Underwriters' arranging the investment
therein of such proceeds an amount equal to $      per Preferred Security for
the accounts of the several Underwriters.

    NCBE Trust has granted to the Underwriters an option, exercisable during a thirty-day period after the date of this Prospectus, to purchase up to 180,000 Preferred Securities at the public offering price, all as described on the cover page hereof, solely to cover over-allotments, if any. The Company has also agreed to pay the Underwriters the same commission described in the immediately preceding paragraph in the event the Underwriters exercise this option.

    Prior to this offering, there has been no public market for the Preferred Securities. The Preferred Securities have been approved for listing on the Nasdaq National Market, subject to notice of issuance. Trading of the Preferred Securities on the Nasdaq National Market is expected to commence within 30 days after the initial delivery of the Preferred Securities. The Underwriters have advised the Company that they intend to make a market in the Preferred Securities prior to commencement of trading on the Nasdaq National Market, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of or the existence of the trading market for the Preferred Securities.

    The Company and NCBE Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

    In connection with the offering of the Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Commission's Regulation M promulgated by the Securities and Exchange Commission ("Commission") that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which the Underwriters create a short position for their own account by selling more Preferred Securities than they are committed to purchase from NCBE Trust. In such case, to cover all or part of the short position, the Underwriters may exercise the over-allotment option described above or may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriters also may reclaim any selling concessions allowed to a dealer if the Underwriters repurchase Preferred Securities distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

    The Underwriters or their affiliates may provide in the future investment banking services to the Company and its affiliates, for which such Underwriters or their affiliates would expect to receive customary fees and commissions.

    National City Bancshares, Inc. and NCBE Capital Trust I are not affiliates of National City Corporation and its subsidiaries, including NatCity Investments, Inc., one of the Underwriters.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of NCBE Trust will be passed upon, upon behalf of NCBE Trust and the Company, by Richards, Layton & Finger, P.A., special Delaware counsel to NCBE Trust and the Company. The validity of the Subordinated Debentures and the Guarantee and certain matters relating thereto, as well as certain matters relating to United States federal income tax considerations, will be passed upon for the Company by Baker & Daniels, Indianapolis, Indiana. Counsel for the Underwriters, Stites & Harbison, Louisville, Kentucky will pass upon certain legal matters for the Underwriters.

                                    EXPERTS

    The consolidated financial statements of National City Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996 and each of the three years ended December 31, 1997, incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by McGladrey & Pullen, LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements referenced above are incorporated herein by reference in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    This Prospectus constitutes a part of a joint Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") filed by the Company and NCBE Trust with the Commission under the Securities Act and the rules and regulations promulgated thereunder, with respect to this offering. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Indenture, the Subordinated Debentures and the Trust Agreement (each as defined herein). Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, NCBE Trust and the Preferred Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed on the Nasdaq Stock Market's National Market under the symbol "NCBE" and reports, proxy statements and other information concerning the Company can be inspected at the offices of the NASD at 1735 K Street, N.W., Washington, D.C. 20006. If available, such reports and other information may also be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's web site on the Internet (http://www.sec.gov).

    No separate financial statements of NCBE Trust have been included or incorporated by reference herein. The Company and NCBE Trust do not consider that such financial statements would be material to holders of the Preferred Securities because NCBE Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Subordinated Debentures and issuing the Trust Securities. See "Description of the Preferred Securities," "Description of the Subordinated Debentures" and "Description of the Guarantee." In addition, the Company does not expect that NCBE Trust will file periodic reports in the future under the Exchange Act with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Company (File No. 0-13585) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

    (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    (b) Current Report on Form 8-K dated March 11, 1998; and

    (c) Proxy Statement dated March 17, 1997, relating to the annual meeting of shareholders held April 15, 1997.

    All documents filed by the Company or NCBE Trust pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the filing date of such documents. Any statement contained in this Prospectus or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the original Section 10(a) prospectus (as regards any statement in any previously filed document incorporated by reference herein), or a statement in any subsequently filed document that is also incorporated by reference herein or a statement in any subsequent Section 10(a) prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to National City Bancshares, Inc., 227 Main Street, P.O. Box 868, Evansville, Indiana 47705-0868;
Attention: Secretary.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NCBE TRUST, THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF NCBE TRUST OR THE COMPANY SINCE THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    5
Risk Factors..............................................................   12
Use of Proceeds...........................................................   18
Market for the Preferred Securities.......................................   19
Accounting Treatment......................................................   19
Capitalization............................................................   20
Selected Consolidated Financial Data......................................   21
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   22
The Company...............................................................   36
Management................................................................   39
Description of the Preferred Securities...................................   40
Description of the Subordinated Debentures................................   51
Book-Entry Issuance.......................................................   60
Description of the Guarantee..............................................   62
Expense Agreement.........................................................   64
Relationship Among the Preferred Securities, the Subordinated Debentures
  and the Guarantee.......................................................   64
Certain Federal Income Tax Consequences...................................   66
ERISA Considerations......................................................   69
Underwriting..............................................................   70
Legal Matters.............................................................   71
Experts...................................................................   71
Available Information.....................................................   72
Incorporation of Certain Documents by Reference...........................   72

                         1,200,000 PREFERRED SECURITIES

                              NCBE CAPITAL TRUST I

                                % CUMULATIVE TRUST
                              PREFERRED SECURITIES
                          (LIQUIDATION AMOUNT $25 PER
                              PREFERRED SECURITY)

                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                         NATIONAL CITY BANCSHARES, INC.

                                     [LOGO]

                                 -------------

                              P R O S P E C T U S
                                 -------------

                       J.J.B. HILLIARD, W.L. LYONS, INC.
                           NATCITY INVESTMENTS, INC.

                                          , 1998

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

SEC Registration Fee..............................................  $  10,178
Legal Fees and Expenses...........................................    100,000*
Accounting Fees and Expenses......................................     40,000*
Printing Expenses.................................................     85,000*
Trustees' Fees and Expenses.......................................     10,000*
Nasdaq Listing Fees...............................................     11,900
NASD Filing Fee...................................................      3,950
Miscellaneous Expenses............................................     13,972*
                                                                    ---------
    Total.........................................................  $ 275,000*
                                                                    ---------
                                                                    ---------

------------------------

*   Estimated

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Indiana Business Corporation Law provides that a corporation, unless limited by its Articles of Incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding to which the director or officer was a party because of serving as a director or officer of the corporation.

    As permitted by the Indiana Business Corporation Law, the Company's Articles of Incorporation provide for indemnification of directors, officers and employees of the Company against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, or employee. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the Board of Directors must have determined that such persons acted in good faith in what they reasonably believed to be the best interests of the Company (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful).

    In addition, the Company has a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

    The form of the Underwriting Agreement filed as an exhibit to this Registration Statement contains certain provisions relating to the indemnification of the Company's directors, officers and controlling persons.

ITEM 16.  EXHIBITS.

    The list of exhibits is incorporated by reference to the Index to Exhibits on page E-1.

ITEM 17.  UNDERTAKINGS.

    (a) Filings incorporating subsequent Exchange Act documents by reference.

    The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Filing of Registration Statement on Form S-3.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrants of expenses incurred or paid by a director, officer or controlling person of Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) Rule 430A Undertaking.

    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on March 11, 1998.

                                NATIONAL CITY BANCSHARES, INC.

                                By:  /s/ MICHAEL F. ELLIOTT
                                     -----------------------------------------
                                     Michael F. Elliott, CHAIRMAN OF THE BOARD
                                     AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael F. Elliott and Robert A. Keil and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
    /s/ MICHAEL F. ELLIOTT        Chief Executive Officer
------------------------------    and Director (Principal     March 11, 1998
      Michael F. Elliott          Executive Officer)

      /s/ ROBERT A. KEIL        President and Director
------------------------------    (Principal Financial        March 11, 1998
        Robert A. Keil            Officer)

 /s/ STEPHEN C. BYELICK, JR.    Secretary and Treasurer
------------------------------    (Principal Accounting       March 11, 1998
   Stephen C. Byelick, Jr.        Officer)

              *
------------------------------  Director                      March   , 1998
      Janice L. Beesley

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------


      /s/ SUSAN R. EMGE
------------------------------  Director                      March 11, 1998
        Susan R. Emge

              *
------------------------------  Director                      March   , 1998
       Donald G. Harris

     /s/ DR. H. RAY HOOPS
------------------------------  Director                      March 11, 1998
       Dr. H. Ray Hoops

     /s/ JOHN D. LIPPERT
------------------------------  Director                      March 11, 1998
       John D. Lippert

    /s/ RONALD G. REHERMAN
------------------------------  Director                      March 11, 1998
      Ronald G. Reherman

  /s/ LAWRENCE R. STEENBERG
------------------------------  Director                      March 11, 1998
    Lawrence R. Steenberg

     /s/ RICHARD F. WELP
------------------------------  Director                      March 11, 1998
       Richard F. Welp

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, NCBE Capital Trust I certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on March 11, 1998.

                                NCBE Capital Trust I

                                By:  National City Bancshares, Inc., AS
                                     DEPOSITOR

                                By:  /s/ MICHAEL F. ELLIOTT
                                     -----------------------------------------
                                     Michael F. Elliott, CHAIRMAN OF THE BOARD
                                     AND CHIEF EXECUTIVE OFFICER

                               INDEX TO EXHIBITS

  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement.

       4.1   Certificate of Trust of NCBE Capital Trust I.

       4.2   Trust Agreement of NCBE Capital Trust I.

       4.3   Form of Amended and Restated Trust Agreement of NCBE Capital Trust I.

       4.4   Form of Indenture between National City Bancshares, Inc. and Wilmington Trust Company, as Trustee.

       4.5   Form of Subordinated Debenture of National City Bancshares, Inc. (included in Exhibit 4.4 above).

       4.6   Form of Preferred Securities Certificate of NCBE Capital Trust I (included in Exhibit 4.3 above).

       4.7   Form of Preferred Securities Guarantee of National City Bancshares, Inc.

       5.1   Opinion of Baker & Daniels as to the validity of the issuance of the Subordinated Debentures and the
               Guarantee to be issued by the Company

       5.2   Opinion of Richards, Layton & Finger, P.A., special Delaware Counsel, as to the validity of the issuance of the Preferred Securities to be issued by NCBE Capital Trust I.

       8.1   Opinion of Baker & Daniels as to certain federal income tax matters.

      12.1   Computation of ratio of earnings to fixed charges (included on page 21 of Prospectus).

      12.2   Computation of ratio of earnings to fixed charges plus preferred dividend requirements (included on page
               21 of Prospectus).

      23.1   Consent of McGladrey & Pullen, LLP

      23.2   Consent of Baker & Daniels (included in Exhibits 5.1 and 8.1 above).

      23.3   Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2 above).

      24.1   Powers of Attorney (included in signatures page of this Registration Statement and in Exhibit 4.2 above).

      25.1   Statement of Eligibility under Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as
               Property Trustee.

      25.2   Statement of Eligibility under Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as
               Guarantee Trustee.

      25.3   Statement of Eligibility under Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as
               Indenture Trustee.

                                      E-1